EXHIBIT 10.30

CUSIP No. (Deal): 37249WAE2
CUSIP No. (Revolver): 37249WAF9
CUSIP No. (Term Loan): 37249WAG7
AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
Dated as of October 30, 2017
among
GENUINE PARTS COMPANY,
UAP INC.
and
CERTAIN DESIGNATED SUBSIDIARIES,
as the Borrowers,
CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWERS,
as the Guarantors
BANK OF AMERICA, N.A.,
as Administrative Agent, Domestic Swing Line Lender and L/C Issuer,
BANK OF AMERICA, N.A., acting through its Canada branch,
as Canadian Swing Line Lender,

BANK OF AMERICA, N.A., acting through its Australia branch,
as Australian Swing Line Lender

and
THE OTHER LENDERS PARTY HERETO
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

SUNTRUST BANK,
WELLS FARGO BANK, N.A.,
SANTANDER BANK, N.A.,
TORONTO DOMINION (TEXAS) LLC
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
JPMORGAN CHASE BANK, N.A.,
SUNTRUST ROBINSON HUMPHREY, INC.
and

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WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners
TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS 1
1.01Defined Terms     1
1.02Other Interpretive Provisions    37
1.03Accounting Terms    37
1.04Rounding    38
1.05Exchange Rates; Currency Equivalents    38
1.06Additional Alternative Currencies.      38
1.07Change of Currency    39
1.08Times of Day    40
1.09Letter of Credit Amounts    40
ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS40
2.01Loans and Commitments    40
2.02Borrowings, Conversions and Continuations of Loans    41
2.03Letters of Credit    42
2.04Swing Line Loans    52
2.05Prepayments    56
2.06Increase of Aggregate Revolving Commitments; Termination or Reduction of Commitments    57
2.07Repayment of Loans    58
2.08Interest    59
2.09Fees    60
2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    60
2.11Evidence of Debt    61
2.12Payments Generally; Administrative Agent’s Clawback    62
2.13Sharing of Payments by Lenders    64
2.14Cash Collateral    64
2.15Defaulting Lenders    65
2.16Designated Borrowers; Additional Swing Line Facilities    68
2.17Joint and Several Liability    69
2.18Loan Modification Offers    71
2.19Incremental Facilities    72
2.20Refinancing Amendments    74
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY76
3.01Taxes    76
3.02Illegality    81
3.03Inability to Determine Rates    82
3.04Increased Costs    82
3.05Compensation for Losses    84
3.06Mitigation Obligations; Replacement of Lenders    85
3.07Survival    85

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3.08New Zealand Borrowers    85
3.09Withholding Taxes    85
ARTICLE IV GUARANTY86
4.01The Guaranty    86
4.02Obligations Unconditional    86
4.03Reinstatement    87
4.04Certain Additional Waivers    88
4.05Remedies    88
4.06Rights of Contribution    88
4.07Guarantee of Payment; Continuing Guarantee    88
4.08Keepwell    88
4.09Appointment of Company    89
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS89
5.01Conditions of Effectiveness    89
5.02Conditions to Advance of the Term Loan    90
5.03Conditions to all Credit Extensions    91
5.04Actions by Lenders during the Certain Funds Period    92
ARTICLE VI REPRESENTATIONS AND WARRANTIES93
6.01Organizational Existence; Compliance with Law    93
6.02Organizational Power; Authorization    93
6.03Enforceable Obligations    93
6.04No Legal Bar    93
6.05No Material Litigation    93
6.06Investment Company Act, Etc    94
6.07Margin Regulations    94
6.08Compliance With Environmental Laws    94
6.09Insurance    94
6.10No Default    95
6.11No Burdensome Restrictions    95
6.12Taxes    95
6.13Financial Statements    95
6.14ERISA    95
6.15Trademarks, Licenses, Etc    96
6.16Ownership of Property    97
6.17Indebtedness    97
6.18Financial Condition    97
6.19Labor Matters    97
6.20Payment or Dividend Restrictions    98
6.21Disclosure    98
6.22Taxpayer Identification Numbers; Other Identifying Information; Ownership of Subsidiaries    98
6.23Sanctions Concerns and Anti-Corruption Laws    98
6.24EEA Financial Institutions    98
6.25Anti-Money Laundering Laws    98
6.26Representations as to Foreign Borrowers    99
6.27Use of Proceeds    99
ARTICLE VII AFFIRMATIVE COVENANTS100

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7.01Organizational Existence, Etc    100
7.02Compliance with Laws, Etc    100
7.03Payment of Taxes and Claims, Etc    100
7.04Keeping of Books    100
7.05Visitation, Inspection, Etc    100
7.06Insurance    100
7.07Maintenance of Properties    101
7.08Payment of Obligations    101
7.09Reporting Covenants    101
7.10Anti-Corruption Laws    104
7.11Use of Proceeds    105
7.12Maintenance of Governmental Approvals and Authorizations    105
7.13Covenant to Guarantee Obligations    105
7.14Further Assurances    105
7.15PPSA Covenant    105
ARTICLE VIII NEGATIVE COVENANTS106
8.01Indebtedness of Subsidiaries    106
8.02Liens    107
8.03Mergers, Sale of Assets    109
8.04Lease Obligations    109
8.05Limitation on Payment Restrictions Affecting Consolidated Companies    110
8.06Change in Nature of Business    110
8.07Transactions with Affiliates and Insiders    110
8.08Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity    110
8.09Financial Covenants    110
8.10No Hostile Acquisitions    111
8.11Sanctions    111
8.12Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions    111
8.13Use of Proceeds    111
8.14Target Acquisition Documents    111
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES111
9.01Payments    111
9.02Covenants Without Notice    112
9.03Other Covenants    112
9.04Representations    112
9.05Non-Payments of Other Indebtedness    112
9.06Defaults Under Other Agreements    112
9.07Bankruptcy    112
9.08ERISA    113
9.09Judgment    113
9.10Change in Control    113
9.11Attachments    113
9.12Canadian Plans    114
9.13Invalidity of Credit Documents    114
9.14Inability to Pay Debts; Attachment    114
9.15Remedies Upon Event of Default    114
9.16Application of Funds    115

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9.17Clean-Up Period    116
ARTICLE X ADMINISTRATIVE AGENT116
10.01Appointment and Authority    116
10.02Rights as a Lender    116
10.03Exculpatory Provisions    117
10.04Reliance by Administrative Agent    118
10.05Delegation of Duties    118
10.06Resignation of Administrative Agent    118
10.07Non-Reliance on Administrative Agent and Other Lenders    120
10.08No Other Duties; Etc    120
10.09Administrative Agent May File Proofs of Claim    120
10.10Guaranty Matters    121
10.11Treasury Management Banks and Swap Banks    121
10.12Lender ERISA Representations    121
ARTICLE XI MISCELLANEOUS123
11.01Amendments, Etc    123
11.02Notices and Other Communications; Facsimile Copies    125
11.03No Waiver; Cumulative Remedies; Enforcement    127
11.04Expenses; Indemnity; and Damage Waiver    127
11.05Payments Set Aside    129
11.06Successors and Assigns    129
11.07Treatment of Certain Information; Confidentiality    136
11.08Set-off    136
11.09Interest Rate Limitation    137
11.10Counterparts; Integration; Effectiveness    137
11.11Survival of Representations and Warranties    137
11.12Severability    138
11.13Replacement of Lenders    138
11.14Governing Law; Jurisdiction; Etc    139
11.15Waiver of Right to Trial by Jury    140
11.16Electronic Execution    140
11.17USA PATRIOT Act    140
11.18No Advisory or Fiduciary Relationship    140
11.19Judgment Currency    141
11.20Certain Representations of the Joint Lead Arrangers and the Lenders    141
11.21Acknowledgement and Consent to Bail-In of EEA Financial Institutions    141
11.22Amendment and Restatement    142
11.23Waiver of Notice Period and Breakage Costs    142

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SCHEDULES

1.01-1	Existing Letters of Credit

2.01	Commitments and Applicable Percentages

2.16	Designated Borrowers as of Closing Date

6.22	Taxpayer Identification Numbers and Other Identifying Information as of the Closing Date

11.02	Certain Addresses for Notices
EXHIBITS

1.01	Form of Guaranteed Party Designation Notice

2.02	Form of Loan Notice

2.04	Form of Swing Line Loan Notice

2.05	Form of Notice of Loan Prepayment

2.11	Form of Note

2.16-1	Form of Designated Borrower Request and Assumption Agreement

2.16-2	Form of Designated Borrower Notice

3.01	Forms of U.S. Tax Compliance Certificates (Forms 1 through 4)

7.09	Form of Compliance Certificate

7.13	Form of Guarantor Joinder Agreement

11.06	Form of Assignment and Assumption

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AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
This AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT is entered into as of October 30, 2017 among GENUINE PARTS COMPANY, a Georgia corporation (the “Company”), UAP INC., a company constituted under the laws of Quebec (“UAP”), certain other Subsidiaries of the Company party hereto pursuant to Section 2.16 (each a “Designated Borrower” and, together with the Company and UAP, the “Borrowers” and, each a “Borrower”), the Lenders (defined herein), BANK OF AMERICA, N.A., acting through its Canada branch, as Canadian Swing Line Lender, BANK OF AMERICA, N.A., acting through its Australia branch, as Australian Swing Line Lender, and BANK OF AMERICA, N.A., as Administrative Agent, Domestic Swing Line Lender and L/C Issuer.
The Borrowers have requested that the Lenders provide $2,600,000,000 in credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Accepting Lenders” has the meaning specified in Section 2.20(a).
“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Other Loans pursuant to a Refinancing Amendment in accordance with Section 2.21.
“Additional Swing Line Facility” has the meaning specified in Section 2.16(e).
“Additional Swing Line Facility Notice” has the meaning specified in Section 2.16(e).
“Additional Swing Line Lender” has the meaning specified in Section 2.16(e).
“Additional Swing Line Loan” has the meaning specified in Section 2.04(d).
“Additional Swing Line Loan Sublimit” has the meaning specified in Section 2.16(e).
“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agency Fee Letter” means the letter agreement, dated as of October 2, 2017, between the Company and Bank of America.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is One Billion Two Hundred Million Dollars ($1,200,000,000). The Aggregate Revolving Commitments shall automatically increase by Three Hundred Million Dollars ($300,000,000) on the Term Loan Funding Date as provided in Section 2.06(a).
“Agreement” means this Syndicated Facility Agreement.
“Alternative Currency” means each of Australian Dollar, Canadian Dollar, Euro, Sterling, Yen, New Zealand Dollar and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Money Laundering Laws” has the meaning specified in Section 6.25.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Term Loan Commitment, (i) on or prior to the Term Loan Funding Date, the percentage (carried out to the ninth decimal place) of Term Loan Commitments of all the Lenders represented by such Lender’s Term Loan Commitment at such time and (ii) thereafter, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time, and (b) with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.15 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.09(c):
(a)    prior to the Term Loan Funding Date:

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Pricing Tier	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans

I	< 0.15:1.00	0.050%	0.625%	0.625%	0.00%
II	> 0.15:1.00 but < 0.25:1.00	0.070%	0.750%	0.750%	0.00%
III	> 0.25:1.00 but < 0.30:1.00	0.100%	0.875%	0.875%	0.00%
IV	> 0.30:1.00 but < 0.35:1.00	0.125%	1.000%	1.000%	0.00%
V	> 0.35:1.00	0.150%	1.125%	1.125%	0.125%

(b)     on and after the Term Loan Funding Date:

Pricing Tier	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans

I	< 0.75:1.00	0.080%	0.750%	0.750%	0.000%
II	> 0.75:1.00 but < 1.25:1.00	0.100%	0.875%	0.875%	0.000%
III	> 1.25:1.00 but < 1.75:1.00	0.125%	1.125%	1.125%	0.125%
IV	> 1.75:1.00 but < 2.25:1.0	0.150%	1.250%	1.250%	0.250%
V	> 2.25:1.00 but < 2.75:1.0	0.175%	1.375%	1.375%	0.375%
VI	> 2.75:1.0	0.200%	1.500%	1.500%	0.500%
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.09(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, (x) prior to the Term Loan Funding Date, Pricing Tier V in clause (a) or (y) on and after the Term Loan Funding Date, Pricing Tier VI in clause (b), shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.09(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.09(c) for the fiscal year ending December 31, 2017 shall be determined based upon (x) prior to the Term Loan Funding Date, Pricing Tier IV in clause (a) and (y) on an after the Term Loan Funding Date, Pricing Tier V in clause (b). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the

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Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.16(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Value” means, with respect to any property or asset of any Consolidated Company, as of any date of determination, an amount equal to the book value of such property or asset as established in accordance with GAAP.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.
“Australian Borrowers” means any Designated Borrowers that are identified as Australian Borrowers on Schedule 2.16 and any Australian Subsidiary that becomes a Designated Borrower pursuant to Section 2.16 after the Closing Date.

“Australian Dollar”, “AUD” or AUD$” means the lawful currency of Australia.
“Australian Subsidiary” means any Subsidiary that is organized under the laws of Australia or any state or other political subdivision thereof.
“Australian Swing Line Lender” means Bank of America, N.A., acting through its Australia branch, in its capacity as provider of Australian Swing Line Loans, or any successor swing line lender hereunder.
“Australian Swing Line Loan” has the meaning specified in Section 2.04(c).
“Australian Swing Line Sublimit” has the meaning specified in Section 2.04(c).
“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.15.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

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“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A.
“Bankruptcy Code” means the Bankruptcy Code of the United States.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus one percent (1.00%); and if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. Each Base Rate Loan shall be denominated in Dollars.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 7.09.
“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.04 and (b) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day, and:
(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency

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Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;
(d)    if such day relates to any interest rate settings as to a Canadian Swing Line Loan, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in Toronto;
(e)    if such day relates to any interest rate settings as to an Australian Swing Line Loan, means any such day on which dealings in deposits in Australian Dollars are conducted by and between banks in Sydney, Melbourne, New South Wales, Australia and Hong Kong;
(f)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; and
(g)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan made to an Australian Borrower, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan made to an Australian Borrower, or any other dealings with an Australian Borrower to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan made to an Australian Borrower, means any such day on which banks are open for business in Sydney, Australia.
“Canadian Borrowers” means UAP, any Designated Borrowers that are identified as Canadian Borrowers on Schedule 2.16 and any Canadian Subsidiary that becomes a Designated Borrower pursuant to Section 2.16 after the Closing Date.

“Canadian Dollar” and “CDN$” mean the lawful currency of Canada.

“Canadian L/C Issuer” means Bank of America, N.A., acting through its Canada branch, and any other Lender or any Affiliate of a Lender designated by the Borrowers (with notice of such designation to be provided by the Borrowers to the Administrative Agent) that has agreed to act as a Canadian L/C Issuer hereunder, and “Canadian L/C Issuer” means any one of the foregoing.

“Canadian Plans” shall mean all the pension plans, supplemental or otherwise, relating to the current or former employees, officers or directors of UAP and its Subsidiaries maintained, sponsored or funded by UAP or its Subsidiaries (as the case may be), whether written or oral, funded or unfunded, insured or self‑insured, registered or unregistered.
“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or other political subdivision thereof.
“Canadian Swing Line Lender” means Bank of America, acting through its Canada branch, in its capacity as provider of Canadian Swing Line Loans, or any successor swing line lender hereunder.

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“Canadian Swing Line Loan” has the meaning specified in Section 2.04(b).
“Capital Lease Obligations” of any Person shall mean all obligations of such Person under leases that are required to be classified and accounted for as capital lease obligations under GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).
“CDOR” has the meaning specified in the definition of “Eurocurrency Base Rate”.

“CDOR Rate” has the meaning specified in the definition of “Eurocurrency Base Rate”.

“Certain Funds Default” means an Event of Default arising from any of the following (other than to the extent it relates to or arises in respect of the Target and its Subsidiaries): Section 9.01 (only as it relates to payment of principal, interest and fees), 9.02 (only with respect to Sections 7.01(a), 8.02, 8.03 and 8.14 and, in each case, solely with respect to the Company), 9.04 (only with respect to the Certain Funds Representations), 9.07 (solely with respect to the Company and excluding any involuntary proceedings caused by a frivolous or vexatious (and in either case, lacking merit) action, proceeding or petition in respect of which no order or decree shall have been entered) or 9.14 (solely with respect to the Company).

“Certain Funds Period” means the period commencing on the Closing Date and ending on the date on which a Mandatory Cancellation Event occurs or exists; provided that, for the avoidance of doubt, such

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period will end on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purposes” means (a) payment (directly or indirectly) of the cash price payable by the Company (or the “Purchaser” (as defined in the Target Acquisition Agreement)) to the “Sellers” (as defined in the Target Acquisition Agreement) in respect of the Target Acquisition, (b) financing (directly or indirectly) the fees, costs or expenses in respect of the Transactions and (c) repayment of the Existing Target Indebtedness and to the extent applicable, termination of hedging arrangements related thereto.
“Certain Funds Representations” means the following representations and warranties, in each case solely as they relate to the Company: Sections 6.01(i), (ii) and (iii), 6.02 (solely with respect to corporate power and authority), 6.03, 6.04 (only with respect to the Company’s Organization Documents), 6.06(a), 6.07, 6.23, 6.25 and 6.27 (solely with respect to the use of Term Loan proceeds on the Term Loan Funding Date).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change in Control” means and shall be deemed to occur on the earliest of, and upon any occurrence of, any of the following.
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act) of more than thirty-five percent (35%) of the total capital stock of the Company entitled to vote for the election of directors; or
(b)    at any time during any consecutive two‑year period, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of fifty-one percent (51%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or
(c)    the Company ceases to own (directly or indirectly) one hundred percent (100%) of the outstanding shares of the voting stock of UAP and each Designated Borrower.
“Class” when used in reference to (a) any Loan, refers to whether such Loan, is a Term Loan, Revolving Loan or Swing Line Loan , (b) any Commitment, refers to whether such Commitment is an Term Loan Commitment or Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan

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or Commitment of a particular Class. Additional Classes of Loans, Commitments and Lenders may be established pursuant to Sections 2.19 and 2.20.
“Closing Date” means the date hereof.
“Commitment” means, as to each Lender, the Revolving Commitment of such Lender or the Term Loan Commitment of such Lender.
“Commitment Fee” has the meaning specified in Section 2.09(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.09.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Companies” means, collectively, the Company and all of its Subsidiaries.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and (other than in the case of clauses (a)(viii) and (a)(ix)) to the extent deducted in determining such Consolidated Net Income, the sum of:
(a)    (i)    interest expense for such period,
(ii)    provision for taxes based on income, profits or losses (whether paid, estimated or accrued), including foreign withholding taxes, and for corporate franchise, capital stock, net worth, value-added taxes and similar taxes (including penalties and interest, if any), in each case during such period,
(iii)    all amounts attributable to depreciation, depletion and amortization (including amortization or impairment of intangible assets and properties) for such period (excluding amortization expense attributable to a prepaid cash expense that was paid in a prior period),
(iv)    any extraordinary, unusual or nonrecurring losses or charges for such period (other than charges of the type described in clause (a)(xi) below),
(v)    any Non-Cash Charges for such period; provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a)(v) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made,
(vi)    any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Contract or other derivative instruments,
(vii)    any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts or other derivative instruments,

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(viii)    any gain relating to Swap Contracts associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA in such period pursuant to clause (c)(iv) below,
(ix)    cash receipts in such period (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and were not added back,
(x)    accruals and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions or issuances of debt or equity permitted under the Credit Documents, whether or not consummated,
(xi)    restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and closure of facilities and adjustments to existing reserves) whether or not classified as restructuring expense on the consolidated financial statements, in an aggregate amount not to exceed $55,000,000 for any period of four fiscal quarters,
(xii)    losses on asset sales, disposals or abandonments (other than asset sales, disposals and abandonments in the ordinary course of business), and
(xiii)    actual net losses resulting from discontinued operations, plus
(b)    Pro Forma Adjustments in connection with acquisitions (including the Target Acquisition) consummated during such period and Initiatives commenced during such period; provided that (i) such Pro Forma Adjustments shall be calculated net of the amount of actual benefits realized and (ii) the aggregate amount of all amounts under this clause (b) that increase Consolidated EBITDA in any period shall not exceed, and shall be limited to, fifteen percent (15%) of Consolidated EBITDA in respect of such period (calculated before giving effect to such adjustments and all other adjustments to Consolidated EBITDA); and minus
(c)    without duplication and to the extent included in determining such Consolidated Net Income:
(i)    any extraordinary gains for such period,
(ii)    any non-cash gains for such period, including with respect to write-ups of assets or goodwill,
(iii)    any gains attributable to the early extinguishment of Indebtedness or obligations under any Swap Contract,
(iv)    any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Swap Contracts,

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(v)    any loss relating to Swap Contracts associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and included in Consolidated EBITDA in such period pursuant to clause (a)(vii) above,
(vi)    gains on asset sales, disposals or abandonments (other than asset sales, disposals and abandonments in the ordinary course of business), and
(vii)    actual net gains resulting from discontinued operations;
provided, further that, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) non-cash foreign translation gains and losses.
For purposes of calculating Consolidated EBITDA for any period to determine the Leverage Ratio, if during such period the Company or any Subsidiary shall have consummated an acquisition or any Initiative, Consolidated EBITDA for such period shall be calculated with respect to such period on a Pro Forma Basis, giving effect to such Initiative.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Consolidated Companies, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period (other than any restriction permitted under Section 8.05), except that the Company’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (b) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to any Consolidated Company as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (a) of this proviso).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Credit Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, each Guarantor Joinder Agreement, any Incremental Facility Amendment, any Loan Modification Agreement, any Refinancing Amendment, any Additional Swing Line Facility Notice, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Agency Fee Letter and the Joint Fee Letter.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency,

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reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the applicable Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the applicable Swing Line Lender and each other Lender promptly following such determination.

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“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.16.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Designated Lender” has the meaning specified in Section 2.18.
“Disqualified Institutions” means, on any date, competitors of the Company and its Subsidiaries or the Target or its Subsidiaries, in each case identified by name in writing by the Company to the Administrative Agent and the Lenders (by posting such notice on the Platform) (or an affiliate of such competitor that is clearly identifiable solely on the basis of the similarity of its name) not less than three (3) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude (and, for the avoidance of doubt, the restrictions set forth in Section 11.06(g) shall no longer apply to) any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders (by posting such notice on the Platform); provided further that the foregoing shall not apply to any bona fide debt fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor or affiliate of a competitor (a) makes investment decisions or (b) has access to non-public information relating to the Company or its Subsidiaries.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Borrowers” means the Company, any Designated Borrowers that are identified as Domestic Borrowers on Schedule 2.16 and any Domestic Subsidiary that becomes a Designated Borrower pursuant to Section 2.16 after the Closing Date.

“Domestic Loan Party” means any Domestic Borrowers and any Guarantor that is a Domestic Subsidiary.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
“Domestic Swing Line Lender” means Bank of America in its capacity as provider of Domestic Swing Line Loans, or any successor swing line lender hereunder.
“Domestic Swing Line Loan” has the meaning specified in Section 2.04(a).
“DQ List” has the meaning specified in Section 11.06(g)(iv).

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(g).
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Revolving Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent, the Required Revolving Lenders (in the case of any Revolving Loans to be denominated in such currency), the applicable Swing Line Lender (in the case of any Swing Line Loan to be denominated in such currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in such currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing the applicable Credit Extension in such currency is impracticable for the Revolving Lenders, the L/C Issuer or the applicable Swing Line Lender, as applicable, or (d) such currency no longer being a currency in which the Required Revolving Lenders, the L./C Issuer or the applicable Swing Line Lender, as applicable, are willing to make such Credit Extensions (each of (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Lenders and the Borrowers, and such country’s currency shall no longer be an Alternative Currency or a currency otherwise available for Swing Line Loans until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment

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or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Base Rate” means:

(a)    for any Interest Period with respect to a Eurocurrency Rate Loan:

(i)    in the case of a Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate or a successor thereto as approved by the Administrative Agent (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

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(ii)    in the case of a Eurocurrency Rate Loan denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii)    in the case of a Eurocurrency Rate Loan denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period);

(iv)    in the case of a Eurocurrency Rate Loan denominated in New Zealand Dollars, the rate per annum equal to the Bank Bill Reference Bid Rate (“BKBM”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:45 a.m. (Auckland, New Zealand time) on the Rate Determination Date with a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period);

(v)    in the case of any other Eurocurrency Rate Loan denominated in a Non-LIBOR Quoted Currency, the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Revolving Lenders pursuant to Section 1.06(a); and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day; and

(c)    for all Non-LIBOR Quoted Currencies, the calculation of the applicable reference rate shall be determined in accordance with market practice;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the

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Administrative Agent and (ii) if the Eurocurrency Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate 1.00 – Eurocurrency Reserve Percentage

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency or made to a Foreign Borrower must be Eurocurrency Rate Loans.
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Article IX.
“Excluded Domestic Subsidiary” means (a) a Domestic Subsidiary substantially all the assets of which consist of Equity Interests of Foreign Subsidiaries or (b) a Domestic Subsidiary that is a direct or indirect Subsidiary of a “controlled foreign corporation” within the meaning of the Code.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 hereof and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest

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in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding taxes imposed under FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Borrower to any Lender hereunder or under any other Credit Document, provided that such Lender shall have complied with Section 3.01(e).
“Executive Officer” means (i) any of the Chief Executive Officer, Chief Financial Officer, Senior Vice President and Treasurer, Treasurer or Senior Vice President of Finance of the applicable Loan Party or any other officer of such Loan Party who assumes the duties and responsibilities of any of the foregoing officers, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01 and the Target Acquisition Documents pursuant to Section 5.01(g), the secretary or any assistant secretary of a Loan Party, and (iii) solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by an Executive Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Executive Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Executive Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Existing Credit Agreement” means that certain Syndicated Facility Agreement dated as of September 11, 2012 (as amended by that certain First Amendment and Consent dated June 11, 2013 and that certain Second Amendment to Syndicated Facility Agreement dated June 19, 2015) among the Borrowers, the guarantors identified therein, the lenders from time to time party thereto and Bank of America, as administrative agent.
“Existing Letters of Credit” means the letters of credit and letters of guarantee described on Schedule 1.01.
“Existing Senior Notes” means (i) the 2.99% Series F Senior Promissory Notes due December 2, 2023 issued under the Note Purchase Agreement, dated as of August 19, 2013, among the Company and the purchasers listed therein, (ii) the 2.39% Series G Senior Notes due July 29, 2021 issued under the Note Purchase Agreement, dated as of July 29, 2016, among the Company and the purchasers listed therein and (iii) the 2.99% Series H Senior Notes due November 30, 2026 issued under the Note Purchase Agreement, dated as of October 17, 2016, among the Company and the purchasers listed therein.
“Existing Target Indebtedness” means (a) the Revolving Facility Agreement dated as of November 6, 2014 (as amended, restated, amended and restated, supplemented, increased or otherwise modified from time to time) among Alize Bidco Limited, The Royal Bank of Scotland PLC, as Agent and Security Agent and the lenders party thereto, (b) the Indenture (as amended, restated, amended and restated, supplemented, increased or otherwise modified from time to time) dated as of November 19, 2014, among Alliance Automotive Finance plc (formerly, Alize Finco PLC), as the Issuer, Alize Midco Limited, Alize Bidco Limited, Wilmington Trust, National Association, as Trustee and The Royal Bank of Scotland PLC, as

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Security Agent, relating to (i) the Euro-denominated 6.25% Senior Secured Notes due December 1, 2021 and (ii) the Euro-denominated Floating Rate Senior Secured Notes due December 1, 2021, and (c) the syndicated loan facilities of Coler GmbH & Co. KG in an aggregate principal amount of up to €60,000,000 (to the extent that the Company elects to repay such loan facilities).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one-one hundredth of one percent (1/100 of 1%)) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Foreign Borrowers” means UAP, any Designated Borrowers that are identified as Foreign Borrowers on Schedule 2.16 and any Foreign Subsidiary that becomes a Designated Borrower pursuant to Section 2.16 after the Closing Date.

“Foreign Lender” means with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Foreign Subsidiary which, under applicable local law, is required to be funded through a trust or other funding vehicle.
“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than any state of the United States or the District of Columbia.
“Foreign Swing Line Lenders” means the Australian Swing Line Lender, the Canadian Swing Line Lender and each Additional Swing Line Lender. The term “Foreign Swing Line Lender” when used with respect to a Foreign Swing Line Loan shall refer to the Foreign Swing Line Lender that made such Foreign Swing Line Loan.
“Foreign Swing Line Loans” means Australian Swing Line Loans, Canadian Swing Line Loans and Additional Swing Line Loans.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swing Line

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Lender, such Defaulting Lender’s Applicable Percentage of the applicable Swing Line Loans other than any such Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Notwithstanding the foregoing, inventory buy-back programs will not be considered to be Guarantees.
“Guaranteed Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 1.01.

“Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.13.

“Guarantors” means (a) each Domestic Subsidiary of the Company (other than an Excluded Domestic Subsidiary) identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.13, (b) with respect to the obligations of any Subsidiary under (i) any Swap Contract between any Swap Bank and any Subsidiary, (ii) any Treasury Management Agreement between

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any Treasury Management Bank and any Subsidiary, or (iii) the payment and performance by each Specified Loan Party of its obligations under the Guaranty with respect to all Swap Obligations, the Company, (c) with respect to the Obligations of the Foreign Borrowers, the Domestic Borrowers and (d) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.
“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Incremental Facility” has the meaning specified in Section 2.20.
“Incremental Facility Amendment” means an amendment to this Agreement among the Company, the Incremental Lenders and the Administrative Agent establishing an Incremental Facility and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.20.
“Incremental Lender” means, with respect to any Incremental Facility, each Person that provides a commitment to such Incremental Facility.
“Incremental Revolving Facility” has the meaning specified in Section 2.20.
“Incremental Term Facility” has the meaning specified in Section 2.20.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money regardless of maturity including all revolving and term indebtedness and all other lines of credit; (b) all indebtedness of such Person whether or not in any such case the same was for money borrowed and regardless of maturity: (i) represented by notes payable, and drafts accepted, that represent extensions of credit, (ii) constituting obligations evidenced by bonds, debentures, notes, bankers’ acceptances or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payments for property; (c) all Capital Lease Obligations of such Person; (d) all reimbursement obligations under any standby, trade, or other letters of credit or acceptances (whether or not drawings thereunder have been then presented for payment) issued for the account of any such Person or under which such Person is otherwise obligated; (e) any liquidity facility supporting any receivables or other asset securitization program (whether or not drawings thereunder are outstanding) and (f) any guaranty or other contingent obligation in respect of any obligation described in clauses (a) through (e) above. Notwithstanding the foregoing, any and all drafts issued under the Vendor Program shall be deemed to be excluded for all purposes from the definition of “Indebtedness”.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

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“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Initiative” means any Specified Transaction, restructuring, business optimization activity, cost savings initiative or other similar initiative (including restructuring charges and any charges and expenses incurred in connection with capital expenditures for future expansion and business optimization projects).
“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan bearing interest by reference to the Base Rate), the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date seven (7) days or one (1), two (2), three (3) or six (6) months thereafter (to the extent available in the applicable currency), as selected by the applicable Borrower in its Loan Notice, or such other period that is twelve months or less requested by the applicable Borrower and consented to by all of the relevant Lenders; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period with respect to any Loan shall extend beyond the Maturity Date for such Loan.
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“Internal Revenue Service” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.
“Joint Fee Letter” means the letter agreement, dated as of October 2, 2017, between the Company, Bank of America, MLPFS and JPMorgan Chase Bank, N.A.

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“Joint Lead Arrangers” means each of MLPFS, JPMorgan Chase Bank, N.A., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and joint bookrunners.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means (a) Bank of America (through itself or through one of its designated Affiliates or branch offices), (b) any Revolving Lender that is the issuer of one or more Existing Letters of Credit solely with respect to such Existing Letters of Credit, (c) any other willing Revolving Lender (through itself or one of its designated Affiliates or branch offices) selected by the Company and reasonably acceptable to the Administrative Agent, as acknowledged and agreed in writing among such Revolving Lender, the Company and the Administrative Agent and/or (d) any Canadian L/C Issuer, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement (including Incremental Lenders) and their successors and assigns and, as the context requires, includes the Swing Line Lenders. The term “Lender” shall include any Designated Lender.
“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

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“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be issued in Dollars or in an Alternative Currency and may be either a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means (a) with respect to Letters of Credit issued by Bank of America in its capacity as L/C Issuer (including Bank of America, acting through its Canada branch, in its capacity as a Canadian L/C Issuer), an amount equal to the lesser of (i) the Aggregate Revolving Commitments and (ii) $150,000,000 and (b) with respect to Letters of Credit issued by any Canadian L/C Issuer (other than Bank of America, acting through its Canada branch), an amount equal to the lesser of (i) the Aggregate Revolving Commitments and (ii) $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Leverage Ratio” means, as of any date of determination,
(a)    prior to the Term Loan Funding Date, the ratio of (i) Total Funded Debt as of such date to (ii) Total Capitalization as of such date; and
(b)    on and after the Term Loan Funding Date, the ratio of (i) Total Funded Debt as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then ended.
“LIBOR” means as specified in the definition of “Eurocurrency Base Rate.”
“LIBOR Quoted Currency” means each of the following currency: Dollars; Euro; Sterling; and Yen; in each case as long as there is a published LIBOR rate with respect thereto.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” means any (a) acquisition or other investment permitted hereunder by one or more Consolidated Companies whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and, in the case of each of (a) and (b), is designated as a Limited Condition Transaction by the Company in writing to the Administrative Agent.
“LCT Test Date” means, with respect to a Limited Condition Transaction, the date of the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction.
“Loan” means an extension of credit by a Lender to a Borrower pursuant to this Agreement in the form of a Revolving Loan, Term Loan or Swing Line Loan.

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“Loan Modification Agreement” means a Loan Modification Agreement among the Borrowers, the Accepting Lenders and the Administrative Agent effecting one or more Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.19.
“Loan Modification Offer” has the meaning set forth in Section 2.19(a).
“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Executive Officer of the Company.
“Loan Parties” means, collectively, the Company, UAP, each Guarantor and each Designated Borrower.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurocurrency market.
“Long Stop Date” means the earlier of (a) March 30, 2018 and (b) the “Completion” (as defined in the Target Acquisition Agreement) of the Target Acquisition with or without the use of proceeds from the Term Loan.
“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events: (a) the Long Stop Date or (b) the termination of the Target Acquisition Agreement in accordance with its terms.
“Margin Regulations” means Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Materially Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Credit Document, or of the ability of any Loan Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Credit Document to which it is a party.
“Material Company” means (a) each Borrower and (b) each other Consolidated Company that has assets with an Asset Value equal to or greater than twenty percent (20%) of the aggregate Asset Value of all assets of the Consolidated Companies measured on a consolidated basis.
“Material Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound where a failure to comply with such provision, agreement, instrument or undertaking has or would reasonably be expected to have a Materially Adverse Effect.

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“Maturity Date” means (a) prior to the Term Loan Funding Date, June 18, 2022, and (b) on and after the Term Loan Funding Date, October 30, 2022; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred percent (100%) of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred percent (100%) of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as a joint lead arranger and joint bookrunner.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“New Senior Notes” means (i) the $120,000,000 Series I Senior Notes due October 30, 2027 issued by the Company, (ii) the €225,000,000 Series J Senior Notes due October 30, 2024 issued by the Company, (iii) the €250,000,000 Series K Senior Notes due October 30, 2027 issued by the Company, (iv) the €125,000,000 Series L Senior Notes due October 30, 2029 issued by the Company and (v) the €100,000,000 Series M Senior Notes due October 30, 2032 issued by the Company.
“New Zealand Dollar” and “NZD$” mean the lawful currency of New Zealand.

“Non-Cash Charges” means any non-cash charges, including (a) any write-off for impairment of long lived assets (including goodwill, intangible assets and fixed assets such as property, plant and equipment), or of deferred financing fees or investments in debt and equity securities, in each case, pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of the Company or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable, (d) the non-cash impact of accounting changes or restatements, (e) non-cash charges and expenses resulting from pension adjustments and (f) any non-cash expenses and costs that result from the issuance of stock-

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based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.
“Note” has the meaning specified in Section 2.11(a).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Executive Officer.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party or any Subsidiary and any Swap Bank and (b) all obligations under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank; provided, that Obligations of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Commitments” means Other Revolving Commitments and/or Other Term Loan Commitments.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

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“Other Loans” means one or more Classes of Other Revolving Loans and/or Other Term Loans that result from a Refinancing Amendment.
“Other Revolving Commitments” means one or more Classes of revolving commitments hereunder that result from a Refinancing Amendment.
“Other Revolving Loans” means one or more Classes of revolving loans that result from a Refinancing Amendment.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.
“Other Term Loans” means one or more Classes of term loans that result from a Refinancing Amendment.
“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“Patriot Act” has the meaning specified in Section 11.17.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

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“Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.19, providing for an extension of the Maturity Date and/or amortization applicable to the Loans and/or Commitments of the Accepting Lenders of a relevant Class and, in connection therewith, may also provide for (a)(i) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans and/or Commitments, (b) in the case of the Term Loan, changes to any prepayment premiums with respect to the applicable Loans and Commitments of a relevant Class, (c) such amendments to this Agreement and the other Credit Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Credit Documents to each new “Class” of loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement applicable only to the applicable Loans and/or Commitments of the Accepting Lenders that either (i) are less favorable to such Accepting Lenders than the terms of this Agreement prior to giving effect to such Permitted Amendments or (ii) only apply after the latest Maturity Date in effect immediately prior to giving effect to such Permitted Amendments and, in each case, that are reasonably acceptable to the Administrative Agent.
“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.
“Permitted Refinancings” means, with respect to any Indebtedness, any refinancing thereof; provided that the principal amount of such refinancing Indebtedness shall not exceed the principal amount of the Indebtedness being refinanced plus the amount of accrued and unpaid interest of the refinanced Indebtedness and fees, expenses and premiums payable in connection with such refinancing Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 7.09.
“Post-Transaction Period” means, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any other Initiative, the period beginning on the date on which such Initiative commences and ending on the last day of the fourth full consecutive fiscal quarter following the date on which such Initiative commences.
“PPS Law” means (a) the PPSA, (b) any regulation or subordinated legislation made under or corresponding to the PPSA; and (c) any amendment made at any time to any other legislation, regulation or subordinated legislation as a consequence of the PPSA or any regulation or subordinated legislation made under or corresponding to the PPSA.
“PPSA” means the Personal Property Securities Act 2009 (Cth).
“Pro Forma Adjustment” means, with respect to any Initiative, for any period, the pro forma increase or decrease (for the avoidance of doubt, net of any such increase or decrease actually realized) in Consolidated

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EBITDA (including the portion thereof attributable to any assets (including Equity Interests) sold or acquired) from cost savings, operating expense reductions, business optimization projects and other cost synergies (in each case net of amounts actually realized and costs incurred to achieve the same), in each case, related to such Initiative that are reasonably identifiable, factually supportable and projected by the Company in good faith to result within the applicable Post-Transaction Period from actions taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within (a) in the case of any Specified Transaction, the four full consecutive fiscal quarters after the date of consummation of such Specified Transaction and (b) in the case of any other Initiative, four full consecutive fiscal quarters after commencement of such Initiative, as applicable; provided that, the cost savings and synergies related to such actions or such additional costs, as applicable, may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA to be realized on a “run-rate” basis during the entirety, or, in the case of, additional costs, as applicable, to be incurred during the entirety of any fiscal quarters of the Company included in such period; provided further that any such pro forma increase or decrease to Consolidated EBITDA shall be (i) without duplication for cost savings, synergies or additional costs already included in EBITDA for such period and (ii) made in any fiscal quarter that does not commence after the Post-Transaction Period.
“Pro Forma Basis” and “Pro Forma Compliance” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made (subject, for the avoidance of doubt, to the limitations set forth in clause (b) of the definition of the term “Consolidated EBITDA”) and (b) all Initiatives or the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Initiative (A) in the case of a disposition of all or substantially all Equity Interests in any Subsidiary or any division, product line, or facility used for operations of the Company or any of the Subsidiaries, shall be excluded, and (B) in the case of an acquisition or investment described in the definition of the term “Specified Transaction”, shall be included, (ii) any prepayment, repayment, retirement, redemption or satisfaction of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of the term “Consolidated EBITDA” and give effect to operating expense reductions that are (1) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and the Subsidiaries and (z) factually supportable or (2) otherwise consistent with the definition of the term “Pro Forma Adjustment.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.09.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank

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market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Company executed by each of (a) the Loan Parties, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Other Loans or Other Commitments being incurred or provided pursuant thereto, in accordance with Section 2.21.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender therefor or the L/C Issuer, as the case may be, in making such determination.
“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Exposures representing more than fifty percent (50%) of the Revolving Credit Exposures of all Revolving Lenders. The Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Lender that is the Swing Line Lender therefor or the L/C Issuer, as the case may be, in making such determination.
“Requirement of Law” for any Person means the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such

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Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Revolving Lenders shall require.
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Company pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including as such amount may be increased on the Term Loan Funding Date pursuant to Section 2.06(a)).
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time, or (b) if the Revolving Commitments have terminated or expired, any Lender that has Revolving Credit Exposure.
“Revolving Loan” has the meaning specified in Section 2.01(b).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctions” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Australian Department of Foreign Affairs and Trade or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Shareholders’ Equity” shall mean, as at any date of determination, shareholders’ equity of the Consolidated Companies determined on a consolidated basis in conformity with GAAP, excluding any pension and other post-retirement benefits liability adjustments recorded as a component of other comprehensive income in accordance with GAAP.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

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“Specified Acquisition Agreement Representations” means with respect to any acquisition or other investment permitted hereunder, such of the representations and warranties made by, or with respect to, the applicable entity to be acquired and its Subsidiaries in the applicable acquisition or investment agreement as are material to the interests of the lenders providing the Incremental Facility, but only to the extent that the Company (or its applicable Affiliates) have the right to terminate its (or their) obligations under such agreement or to decline to consummate such transaction as a result of a breach of any one or more of such representations and warranties in such agreement.

“Specified Loan Party” has the meaning specified in Section 4.08.
“Specified Representations” means the following representations and warranties, in each case solely as they relate to the Loan Parties: Sections 6.01(i), (ii) and (iii), 6.02 (solely with respect to corporate power and authority), 6.03, 6.04 (only with respect to the Organization Documents of the Loan Parties), 6.06(a), 6.07, 6.18 (as of the date of the applicable Incremental Term Facility with respect to the incurrence of such Incremental Term Facility), 6.23, 6.25 and 6.27 (solely with respect to the use of the proceeds of such Incremental Facility on the funding date).
“Specified Transaction” means, with respect to any period, any investment, acquisition, disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Term Facilities) or other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Swap Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Swap Contract with any Loan Party or any Subsidiary and (b) any Lender on the Closing Date or Affiliate of such Lender that is party to a Swap Contract with any Loan Party or any Subsidiary in existence on the Closing Date; provided, however, that for any Swap Bank to obtain the benefits of Section 9.15 or the Guaranty on any date of determination by the Administrative Agent, the applicable Swap Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Party Designation Notice to the Administrative Agent prior to such date of determination.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts,

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equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means with respect to any Guarantor to any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lenders” means the Domestic Swing Line Lender and the Foreign Swing Line Lenders. The term “Swing Line Lender” when used with respect to a Swing Line Loan shall refer to the Swing Line Lender that made such Swing Line Loan.

“Swing Line Loans” means the Domestic Swing Line Loans and the Foreign Swing Line Loans.

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(e) which shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by an Executive Officer of the applicable Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $300,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Synthetic Lease Obligations” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Target” means, collectively, (a) Alize LuxCo 1 S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, with registered office at 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 189378 and (b) Manalliance, a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, with registered office at 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 189559.
“Target Acquisition” means the Acquisition by the “Sellers” (as defined in the Target Acquisition Agreement) of all of the outstanding shares of the Target.

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“Target Acquisition Agreement” means that certain Sale and Purchase Agreement relating to the Alliance Automotive group, dated September 22, 2017, by and between the sellers identified therein and GPC Europe Acquisition Co. Limited, a company registered in England and Wales with company number 1097301, with registered office at Suite 1, 3rd Floor 11-12 St James’ Square, London, SW1Y 4LB, United Kingdom, as the purchaser thereunder, as in effect on the Closing Date.
“Target Acquisition Documents” means (a) the Target Acquisition Agreement and (b) the warranty agreement, dated September 22, 2017, between certain warrantors and the “Purchaser” (as defined in the Target Acquisition Agreement), in each case, as amended, modified and supplemented to the extent permitted hereunder.
“TARGET Day” means any day on which the Trans‑European Automated Real‑time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax Act” means the Income Tax Assessment Act 1936 (Commonwealth of Australia).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to a Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01. The Term Loan Commitment of all of the Lenders on the Closing Date shall be One Billion One Hundred Million Dollars ($1,100,000,000).

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Funding Date” means the date of satisfaction of the conditions in Section 5.02 (for the avoidance of doubt, the parties hereto acknowledge that the Term Loan Funding Date and the Closing Date may be the same date).
“Total Capitalization” means, as of any date of determination, the sum of Total Funded Debt and Shareholders’ Equity.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and Outstanding Amount of the Term Loan of such Lender at such time.
“Total Funded Debt” means, as of any date, the aggregate principal amount of Indebtedness of the Consolidated Companies on a consolidated basis outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, consisting of (a) Indebtedness for borrowed money, (b) all obligations (contingent or otherwise) under letters of credit, (c) the principal portion of obligations in respect of Capital Lease Obligations and (d) without duplication, Guarantees in respect of any Indebtedness described in the foregoing clauses (a) through (c).
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

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“Transactions” means, collectively, (a) the consummation of the Target Acquisition, (b) the repayment of Existing Target Indebtedness and to the extent applicable, termination of hedging arrangements related thereto and (c) the incurrence of Indebtedness under the New Senior Notes to finance the Target Acquisition and pay fees and expenses related thereto.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with any Loan Party or any Subsidiary and (b) any Lender on the Closing Date or Affiliate of such Lender that is a party to a Treasury Management Agreement with any Loan Party or any Subsidiary in existence on the Closing Date; provided, however, that for any Treasury Management Bank to obtain the benefits of Section 9.15 or the Guaranty on any date of determination by the Administrative Agent, the applicable Treasury Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Party Designation Notice to the Administrative Agent prior to such date of determination.
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UAP” has the meaning specified in the introductory paragraph hereto.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(IV).
“Vendor Program” means any supplier receivables purchase program for the benefit of the Company or any of its Subsidiaries that is provided by a Lender.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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“Yen” and “¥” mean the lawful currency of Japan.
1.02    Other Interpretive Provisions.
With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.03    Accounting Terms.
(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.
(b)    Changes in GAAP. The Company will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.09(c). If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and

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the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
1.04    Rounding.
Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as applicable.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as applicable.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.
1.06    Additional Alternative Currencies.

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(a)    The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Revolving Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
1.07    Change of Currency.
(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

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(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.09    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS
2.01    Loans and Commitments.
(a)    Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Company in Dollars in a single advance on the Term Loan Funding Date in a principal amount equal to the Term Loan Commitment of such Lender. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein.
(b)    Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to any of the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein. All Revolving Loans denominated in an Alternative Currency or made to a Foreign Borrower must be Eurocurrency Rate Loans.

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2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days (or two (2) Business Days in the case of the advance of Revolving Loans on the Closing and the advance of the Term Loan on the Term Loan Funding Date) prior to the requested date of any Borrowing of, conversion to or continuation of, Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of the Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Company wishes to request Eurocurrency Rate Loans having an Interest Period other than seven (7) days or one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five (5) Business Days (or six (6) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the relevant Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the relevant Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of the Term Loan, if less, the entire principal amount outstanding). Except as provided in Sections 2.03(c) and 2.04(f), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, in connection with any conversion or continuation of the Term Loan, if less, the entire principal amount outstanding). Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of a Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in the original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any Loan Notice, but fails to

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specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each relevant Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each relevant Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each relevant Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.03 (or, if such Borrowing is the initial Credit Extension, Section 5.02), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Company as provided above.
(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Revolving Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)    The Administrative Agent shall promptly notify the Company and the relevant Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to all Revolving Loans and three (3) Interest Periods in effect with respect to the Term Loan.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section

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2.03, (1) from time to time on any Business Day during the period from the Closing Date until the date that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Furthermore, each Revolving Lender acknowledges and confirms that it has a participation interest in the liability of the L/C Issuer under the Existing Letters of Credit in a percentage equal to its Applicable Percentage of the Revolving Loans. The Company’s reimbursement obligations in respect of the Existing Letters of Credit, and each Revolving Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.
(ii)    The L/C Issuer shall not issue any Letter of Credit if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless all the Revolving Lenders have approved such expiry date or the Company has Cash Collateralized or otherwise secured its obligations with respect thereto to the satisfaction of the L/C Issuer in its sole discretion.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose

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upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000 (or such lesser amount as may be agreed by the L/C Issuer in its sole discretion);
(D)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)    the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
(F)    any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative

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Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Executive Officer of the Company. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed

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upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time for up to twelve (12) months; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.03 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company and the Administrative Agent of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer either directly or through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the L/C Issuer by such time, the L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.03

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(other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.03 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03. For the avoidance of doubt, the parties hereto agree that the obligation of the Revolving Lenders hereunder to reimburse the L/C Issuer for any Unreimbursed Amount with respect to any Letter of Credit shall terminate on the Maturity Date with respect to any drawings occurring after that date.
(iv)    Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.03 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Credit Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection

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with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;
(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or
(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Revolving Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving

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Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 0.20% per annum times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on

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the Maturity Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders while any Event of Default exists or at any time the Default Rate is in effect, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Agency Fee Letter (or as otherwise agreed between the applicable L/C Issuer and the Company), computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Agency Fee Letter (or as otherwise agreed between the applicable L/C Issuer and the Company), computed on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
(l)    Existing Letters of Credit. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(m)    Reporting by L/C Issuers. Each L/C Issuer (other than an Affiliate of the Administrative Agent) shall (i) notify the Administrative Agent of the issuance of any Letter of Credit in order for such Letter of Credit to be deemed issued pursuant to this Agreement and (ii) provide periodic reports (and reconciliation) to the Administrative Agent with respect to its outstanding Letters of Credit.

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2.04    Swing Line Loans.
(a)    Domestic Swing Line Facility. Subject to the terms and conditions set forth herein, the Domestic Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, may in its sole discretion make loans in Dollars (each such loan, a “Domestic Swing Line Loan”) to any Domestic Borrower from time to time on any Business Day during the Availability Period; provided, however, that after giving effect to any Domestic Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate principal amount of all Swing Line Loans at any time outstanding shall not exceed the Swing Line Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (iv) no Domestic Borrower shall use the proceeds of any Domestic Swing Line Loan to refinance any outstanding Domestic Swing Line Loan, and (v) the Domestic Swing Line Lender shall not be under any obligation to make any Domestic Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Domestic Borrowers may borrow under this Section 2.04(a), prepay under Section 2.05, and reborrow under this Section 2.04(a). Immediately upon the making of a Domestic Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Domestic Swing Line Lender a risk participation in such Domestic Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Domestic Swing Line Loan.
(b)    Canadian Swing Line Facility. Subject to the terms and conditions set forth herein, the Canadian Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, shall make loans in Canadian Dollars (each such loan, a “Canadian Swing Line Loan”) to any Canadian Borrower from time to time on any Business Day during the Availability Period; provided, however, that after giving effect to any Canadian Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate principal amount of all Swing Line Loans at any time outstanding shall not exceed the Swing Line Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (iv) no Canadian Borrower shall use the proceeds of any Canadian Swing Line Loan to refinance any outstanding Canadian Swing Line Loan, and (v) the Canadian Swing Line Lender shall not be under any obligation to make any Canadian Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Canadian Borrowers may borrow under this Section 2.04(b), prepay under Section 2.05, and reborrow under this Section 2.04(b). Immediately upon the making of a Canadian Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swing Line Lender a risk participation in such Canadian Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Canadian Swing Line Loan.
(c)    Australian Swing Line Facility. Subject to the terms and conditions set forth herein, the Australian Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04(c), shall make loans in Australian Dollars (each such loan, an “Australian Swing Line Loan”) to any Australian Borrower from time to time on any Business Day during the Availability Period; provided, however, that after giving effect to any Australian Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate principal amount of all Swing Line Loans at any time outstanding shall not exceed the Swing Line Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (iv) no Australian Borrower shall use the proceeds of any Australian Swing Line Loan to refinance any

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outstanding Australian Swing Line Loan, (v) the Australian Swing Line Lender shall not be under any obligation to make any Australian Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure and (vi) the Australian Swing Line Lender shall not be under any obligation to make any Australian Swing Line Loan in excess of AUD$30,000,000 or such greater amount agreed, in writing, by the Australian Swing Line Lender (the “Australian Swing Line Sublimit”). Within the foregoing limits, and subject to the other terms and conditions hereof, the Australian Borrowers may borrow under this Section 2.04(c), prepay under Section 2.05, and reborrow under this Section 2.04(c). Immediately upon the making of an Australian Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Australian Swing Line Lender a risk participation in such Australian Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Australian Swing Line Loan.
(d)    Additional Swing Line Facility. Subject to the terms and conditions set forth herein, the Additional Swing Line Lender under an Additional Swing Line Facility, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, shall make loans under such Additional Swing Line Facility in the applicable currencies for such Additional Swing Line Facility (each such loan, an “Additional Swing Line Loan”) to the applicable Foreign Borrowers for such Additional Swing Line Facility from time to time on any Business Day during the Availability Period; provided, however, that after giving effect to any such Additional Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate principal amount of all Swing Line Loans at any time outstanding shall not exceed the Swing Line Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (iv) no Foreign Borrower shall use the proceeds of any Additional Swing Line Loan to refinance any outstanding Additional Swing Line Loan, (v) such Additional Swing Line Lender shall not be under any obligation to make any Additional Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure and (vi) such Additional Swing Line Lender shall not be under any obligation to make any Additional Swing Line Loan in excess of the Additional Swing Line Loan Sublimit, if any, applicable to such Additional Swing Line Facility. Within the foregoing limits, and subject to the other terms and conditions hereof, the applicable Foreign Borrowers may borrow under this Section 2.04(d), prepay under Section 2.05, and reborrow under this Section 2.04(d). Immediately upon the making of an Additional Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Additional Swing Line Lender a risk participation in such Additional Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Additional Swing Line Loan.
(e)    Borrowing Procedures. Each Borrowing of a Swing Line Loan shall be made upon any Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice. Each such notice must be received by the Administrative Agent and the applicable Swing Line Lender not later than (i) 1:00 p.m., in the case of notices to the Domestic Swing Line Lender, and (ii) such time as specified by the Administrative Agent and the applicable Swing Line Lender, in the case of notices to any Foreign Swing Line Lender, on the requested borrowing date, and shall specify (i) the currency and amount to be borrowed, which shall be a minimum principal amount equal to the Dollar Equivalent of $250,000 and integral multiples of the Dollar Equivalent of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Promptly after receipt by a Swing Line Lender of any Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and,

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if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to (i) 2:00 p.m., in the case of notices to the Domestic Swing Line Lender and (ii) such time as specified by the Administrative Agent and the applicable Swing Line Lender, in the case of notices to any Foreign Swing Line Lender, on the date of the proposed Borrowing of Swing Line Loans (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), (b), (c) or (d) or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than (i) 3:00 p.m., in the case of Domestic Swing Line Loans and (ii) such time specified by the Administrative Agent and the applicable Swing Line Lender, in the case of any Foreign Swing Line Loan, on the borrowing date specified in such Swing Line Loan Notice, make the amount of such Swing Line Loan available to the applicable Borrower.
(f)    Refinancing of Swing Line Loans.
(i)    The Domestic Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Domestic Borrower (which hereby irrevocably requests and authorizes the Domestic Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Domestic Swing Line Loans then outstanding. Each Foreign Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Foreign Borrower (which hereby irrevocably requests and authorizes such Foreign Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Eurocurrency Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of the then outstanding Foreign Swing Line Loans made by such Foreign Swing Line Lender to such Foreign Borrower and in the currency of such Foreign Swing Line Loans. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Eurocurrency Rate Loans, but subject to the conditions set forth in Section 5.03 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The applicable Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice and in the currency specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the applicable Swing Line Lender at the Administrative Agent’s Office for payments denominated in the applicable currency not later than 1:00 p.m., in the case of any Revolving Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice, whereupon, subject to Section 2.04(f)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Company in such amount and currency. The Administrative Agent shall remit the funds so received and in the currency received to the applicable Swing Line Lender.

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(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(f)(i), the request for Revolving Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by the applicable Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Swing Line Lender pursuant to Section 2.04(f)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(f) by the time specified in Section 2.04(f)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the applicable Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(f) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(f) is subject to the conditions set forth in Section 5.03. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.
(g)    Repayment of Participations.
(i)    At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.
(ii)    If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Lender shall pay such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned,

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at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(h)    Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans made by such Swing Line Lender. Until each Revolving Lender funds its Revolving Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender that made such Swing Line Loan.
(i)    Payments Directly to Swing Line Lenders. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender that made such Swing Line Loan.
2.05    Prepayments.
(a)    Voluntary Prepayments.
(i)    Revolving Loans and Term Loan. Each Borrower may, upon delivery from the Company to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that such notice must be in a form acceptable to the Administrative Agent and, provided further that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (4) (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid; provided, that such notice of prepayment may state that such notice is conditioned on the satisfaction of one or more conditions precedent, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company and has not been revoked by the Company on or prior to the specified date, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the

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Term Loan pursuant to this Section 2.05(a) shall be applied to the principal repayment installments of the Term Loan in direct order of maturity (or such other order as may be specified by the Company). Subject to Section 2.15, each such prepayment shall be applied to the relevant Lenders in accordance with their respective Applicable Percentages.
(ii)    Swing Line Loans. The Company may, upon delivery to the applicable Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the applicable Swing Line Lender and the applicable Administrative Agent not later than (A) 1:00 p.m., in the case of notices to the Domestic Swing Line Lender and (B) such time as specified by the Administrative Agent and the applicable Swing Line Lender in the case of notices to any Foreign Swing Line Lender, and (ii) any such prepayment shall be in a minimum principal amount equal to the Dollar Equivalent of $250,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory Prepayments of Loans. If for any reason the (i) Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect (or one hundred five percent (105%) of the Aggregate Revolving Commitments then in effect if such excess results from a calculation made on a Revaluation Date), (ii) the aggregate principal amount of L/C Obligations at any time exceed the Letter of Credit Sublimit (or one hundred five percent (105%) of the Letter of Credit Sublimit then in effect if such excess results from a calculation made on a Revaluation Date), (iii) the aggregate principal amount of Swing Line Loans at any time exceeds the Swing Line Sublimit, (iv) the aggregate principal amount of Australian Swing Line Loans at any time exceeds the Australian Swing Line Sublimit, or (v) the aggregate principal amount of Additional Swing Line Loans at any time exceeds the Additional Swing Line Loan Sublimit, if any, applicable to the applicable Additional Swing Line Facility, the applicable Borrower shall make immediate prepayment on the Loans and/or Cash Collateralize the L/C Obligations in an amount equal to such excess; provided, however, that except as relates to clause (ii) above, L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swing Line Loans have been paid in full.
(c)    Mandatory Prepayment of Term Loan Due to a Mandatory Cancellation Event. If after the advance of the Term Loan on the Term Loan Funding Date a Mandatory Cancellation Event occurs or exists then the Company shall make immediate prepayment of the Term Loan in full.

2.06    Increase of Aggregate Revolving Commitments; Termination or Reduction of Commitments.
(a)    Increase of Aggregate Revolving Commitments. On the Term Loan Funding Date concurrent with (and subject to) the advance of the Term Loan, the Aggregate Revolving Commitments shall automatically increase by $300,000,000 and the Revolving Commitment of each Revolving Lender shall be increased by such Lender’s Applicable Percentage of the amount of such increase in the Aggregate Revolving Commitments in each case without the consent of any Lender. Promptly following the Term Loan Funding Date the Administrative Agent will distribute to the Revolving Lenders an updated Schedule 2.01 which shall include the increased Revolving Commitment of each Lender.

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(b)    Optional Reductions of Aggregate Revolving Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five (5) Business Days (or such later date as agreed by the Administrative Agent) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) such notice may state that such notice is conditioned on the satisfaction of one or more conditions precedent, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied, and (iv) the Company shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments.
(c)    Mandatory Reductions of Commitments.
(i)    Revolving Commitments.
(A)    If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(B)    If after increase in the Aggregate Revolving Commitments pursuant to Section 2.06(a) has occurred on the Term Loan Funding Date a Mandatory Cancellation Event occurs or exists, the Aggregate Revolving Commitments shall automatically decrease by $300,000,000.
(ii)    Term Loan Commitments. The Term Loan Commitments of all the Lenders shall be automatically and permanently reduced to zero upon the expiration of the Certain Funds Period.
(d)    Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    Revolving Loans. The applicable Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans made to such Borrower outstanding on such date.
(b)    Swing Line Loans. The applicable Borrower shall repay to the applicable Swing Line Lender each Swing Line Loan the aggregate principal amount of each Swing Line Loan made to such Borrower on the earliest to occur of (i) the date within one (1) Business Day of demand therefor by such Swing Line

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Lender, (ii) a date not more than ten (10) Business Days from the date of advance thereof and (iii) the Maturity Date.
(c)    Term Loan. The Company shall repay to the Lenders the Outstanding Amount of the Term Loan in quarterly installments on the last Business Day of each March, June, September and December (commencing with the last Business Day of the first full fiscal quarter after the Term Loan Funding Date) in an amount equal to (v) for the first four such quarterly installments, 1.25% of the initial principal amount of the Term Loan advanced on the Term Loan Funding Date, (w) for the fifth through eighth such quarterly installments, 1.875% of the initial principal amount of the Term Loan advanced on the Term Loan Funding Date, (x) for the ninth through twelfth such quarterly installments, 2.50% of the initial principal amount of the Term Loan advanced on the Term Loan Funding Date, (y) for the thirteenth through sixteenth such quarterly installments, 3.125% of the initial principal amount of the Term Loan advanced on the Term Loan Funding Date and (z) for each such quarterly installment thereafter, 3.75% of the initial principal amount of the Term Loan advanced on the Term Loan Funding Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 9.14: provided, however, that (i) the Company shall repay to the Lenders the Outstanding Amount of the Term Loan in full on the Maturity Date, (ii) if any principal repayment installment to be made by the Company (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Company on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.
2.08    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, (iii) each Domestic Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base Rate plus the Applicable Rate or (B) such other rate as the Domestic Swing Line Lender and the applicable Borrower shall mutually agree from time to time and (iv) each Foreign Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum as the applicable Swing Line Lender and the applicable Borrower shall mutually agree from time to time.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    If any amount (other than principal of any Loan) payable by any Borrower under any Credit Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate

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per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
2.09    Fees.
In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars at a rate per annum equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date; provided, that (A) no Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Agency Fee Letter. The Company shall pay to the Administrative Agent and Bank of America, in its capacity as the L/C Issuer, for their own respective accounts, fees in the amounts and at the

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times specified in the Agency Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
(c)    Joint Fee Letter. The Company shall pay to MLPFS, for the respective accounts of the Joint Lead Arrangers and the Lenders, as applicable, fees in the amounts and at the times specified in the Joint Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
(d)    Letter of Credit Fees. The Borrowers shall pay Letter of Credit Fees as provided in Section 2.03(h).
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company or any other Borrower under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the

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Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required

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by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

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(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by any Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day), any L/C Obligation for any reason remains outstanding, (iii) the Company shall be required to provide Cash Collateral pursuant to Section 9.15(c) or (iv) there shall exist a Defaulting Lender, the Company shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all L/C

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Obligations at such time exceeds one hundred five percent (105%) of the Letter of Credit Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(b)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be

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restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders” and Section 11.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or any Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or any Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.03 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

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(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(C)    With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and the applicable Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages of the Aggregate Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in any amount equal to the applicable Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, each Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed

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by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
2.16    Designated Borrowers; Additional Swing Line Facilities.
(a)    Effective as of the date hereof, each of the Subsidiaries set forth on Schedule 2.16 shall be a “Designated Borrower” hereunder and may receive Revolving Loans for its account on the terms and conditions set forth in this Agreement.
(b)    The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent, designate any Subsidiary of the Company that is a Material Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.16-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to receive Revolving Loans hereunder the Administrative Agent and the Lenders shall have received (1) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, all in form, content and scope reasonably satisfactory to the Administrative Agent, (2) documentation and other information that is required by regulatory authorities under applicable “know your customer”, anti-money laundering and anti-terrorism rules and regulations, including without limitation, the Patriot Act, as may be required by the Administrative Agent or any Revolving Lender in its sole discretion, (3) Notes signed by such new Borrowers to the extent any Revolving Lenders so require and (4) consent of each Revolving Lender. If the Administrative Agent and the Required Revolving Lenders (or all Revolving Lenders, in the case of an Applicant Borrower that is not a U.S. Person as provided in clause (4) above) agree that an Applicant Borrower shall be entitled to receive Revolving Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.16-2 (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Revolving Lenders agrees to permit such Designated Borrower to receive Revolving Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date; and
(c)    Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Loans made by the Revolving Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(d)    The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative

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Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Revolving Lenders of any such termination of a Designated Borrower’s status.
(e)    The Company may from time to time request to establish one or more additional swing line facilities (each an “Additional Swing Line Facility”) provided by Bank of America or any of its designated Affiliates or branch offices (each in such capacity an “Additional Swing Line Lender”). If Bank of America or any of its designated Affiliates or branch offices agrees in its sole discretion to provide an Additional Swing Line Facility, then the Company shall establish such Additional Swing Line Facility by delivering to the Administrative Agent a notice in a form reasonably satisfactory to the Administrative Agent (each such notice an “Additional Swing Line Facility Notice”) which sets forth (i) the applicable Additional Swing Line Lender, (ii) the Foreign Borrowers that will be permitted to borrow thereunder, (iii) the currencies available for borrowing thereunder which must be Alternative Currencies and (iv) if applicable, the maximum principal amount of borrowings that may at any time be outstanding thereunder (each an “Additional Swing Line Loan Sublimit”). Each Additional Swing Line Facility Notice shall be executed by the Company, each Foreign Borrower that is permitted to borrow thereunder and the applicable Additional Swing Line Lender. On the date five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after receipt by the Administrative Agent of the Additional Swing Line Facility Notice, such Additional Swing Line Facility shall become effective for purposes of this Agreement and the other Credit Documents and all borrowings thereunder on and after such date shall be deemed Additional Swing Line Loans.

2.17    Joint and Several Liability.
(a)    Domestic Borrowers. The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary (excluding any Excluded Domestic Subsidiary) shall be joint and several in nature regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Domestic Borrower’s obligations with respect to Credit Extensions made to it, and each such Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Domestic Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each such Domestic Borrower.
(b)    Foreign Borrowers. The Obligations of UAP and each Designated Borrower that is a Foreign Subsidiary shall be joint and several in nature regardless of which such Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Foreign Borrower’s obligations with respect to Credit Extensions made to it, and each such Foreign Borrower’s obligations arising as a result of the joint and several liability of such Foreign Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Foreign Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each such Foreign Borrower.
(c)    Waivers. The obligations of the Borrowers under clauses (a) and (b) above, respectively, are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange

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of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.17 that the obligations of the Borrowers hereunder shall be absolute and unconditional under any and all circumstances. Each Borrower agrees that with respect to its obligations under the foregoing clause (a) or (b), as applicable, such Borrower shall have no right of subrogation, indemnity, reimbursement or contribution against the Company or any other Borrower for amounts paid under this Section 2.17 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Borrower under the foregoing clause (a) or (b), as applicable, which shall remain absolute and unconditional as described above:
(i)    at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Contract between any Loan Party or any Subsidiary and any Swap Bank, or any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;
(iii)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contract between any Loan Party or any Subsidiary and any Swap Bank or any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(iv)    any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(v)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Borrower) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Borrower).
With respect to its obligations under the foregoing clause (a) or (b), as applicable, each Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Contract between any Loan Party or any Subsidiary and any Swap Bank or any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

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(d)    Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) no Foreign Borrower shall have any obligation under any Credit Document to make any payment in respect of the Obligations of any Domestic Borrower, and (ii) no direct or indirect assets of a Foreign Borrower shall be applied under any Credit Document to repay or otherwise satisfy any obligation of any Domestic Borrower under any Credit Document.
Designated Lenders.Each of the Administrative Agent, the L/C Issuer and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay any Credit Extension in accordance with the terms of this AgreementAny Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Credit Extensions actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided that for the purposes only of voting in connection with any Credit Document, any participation by any Designated Lender in any outstanding Credit Extension shall be deemed a participation of such Lender.
2.18    Loan Modification Offers.
(a)    The Company may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Company pursuant to this Section 2.19, (A) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (B) any Loan Modification Offer, unless contemplating a Maturity Date already in effect hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $50,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the Company may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Company’s sole discretion and which may be waived by the Company) of Commitments or Loans of any or all Affected Classes be extended. If the aggregate principal amount of Commitments or Loans of any Affected Class in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Commitments or Loans of such Affected Class offered to be extended by the Company pursuant to such Loan Modification Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer. A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Company, each Accepting Lender and the Administrative Agent; provided that in the case of any Permitted Amendment relating to the Revolving Commitments and affecting the rights, duties or privileges of the L/C Issuer or the Swing Line Lenders, the L/C Issuer and each Swing Line Lender, respectively, shall have approved such Permitted Amendment; provided that no Permitted

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Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) the representations and warranties of each Loan Party contained in the Credit Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the effective date of such Permitted Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (iii) the Loan Parties shall have delivered to the Administrative Agent, to the extent requested by the Administrative Agent, documents of the types referred to in Sections 5.01(c) and favorable opinions of counsel to the Loan Parties, all in form, content and scope reasonably satisfactory to the Administrative Agent and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Company). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.19, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (1) all Borrowings, all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant Maturity Date, (2) in the case of any Loan Modification Offer relating to Revolving Commitments or Revolving Loans, the allocation of the participation exposure with respect to Swing Line Loans and Letters of Credit as between the commitments extended hereunder and the remaining Revolving Commitments shall be made on a ratable basis as between such extended Commitments (if any) and the remaining Revolving Commitments until the Maturity Date in respect of the non-extended Commitments (it being understood that no reallocation of such exposure to extended Commitments shall occur on such Maturity Date if such reallocation would cause the Revolving Extensions of Credit of any Lender to exceed its extended Commitments), (3) at no time shall there be more than two Classes of revolving Commitments hereunder unless otherwise agreed by the Administrative Agent and (4) any such Loans and/or Commitments of the Accepting Lenders that are treated as a new Class of loans and/or commitments hereunder shall constitute Commitments and Credit Extensions under, and shall be equally and ratably with the other Commitments and Credit Extensions entitled to all the benefits afforded by, this Agreement and the other Credit Documents. The Administrative Agent and the Lenders hereby acknowledge that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.19. This Section 2.19 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.
2.19    Incremental Facilities.
The Company may on one or more occasions after the Closing Date, but not more than five (5) times during the existence of this Agreement, upon five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent) written notice to the Administrative Agent, establishment one or more tranches of term loans or increase the Term Loan (each an “Incremental Term Facility”) and/or increase the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Facility”; each Incremental Term Facility and each Incremental Revolving Increase is an “Incremental Facility”); provided that (i) the aggregate amount of the Incremental Facilities shall not exceed One Billion Dollars ($1,000,000,000); (ii) after giving effect to such Incremental Facility and the use of the proceeds thereof on a Pro Forma Basis (and, in the case of an Incremental Revolving Facility, assuming that such Incremental Revolving Facility is fully drawn), the Loan Parties would be in compliance with the financial covenants

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set forth in Section 8.09 recomputed (x) as of the end of the period of the four fiscal quarters most recently ended prior to the effective date of such Incremental Facility for which the Company has delivered financial statements pursuant to Section 7.09(a) or (b) or (y) in the case of an Incremental Term Facility the proceeds of which are designated by the Company in writing to the Administrative Agent to be used to finance a Limited Condition Transaction, at the option of the Company, as of the end of the period of the four fiscal quarters most recently ended prior to the LCT Test Date for which the Company has delivered financial statements pursuant to Section 7.09(a) or (b); (iii) no Event of Default shall exist on the effective date of such Incremental Facility or would exist after giving effect to such Incremental Facility, provided that in the case of an Incremental Term Facility the proceeds of which are designated by the Company in writing to the Administrative Agent to be used to finance a Limited Condition Transaction, at the option of the Company, the requirement pursuant to this subclause (iii) shall be satisfied if no Event of Default shall have occurred and be continuing on the LCT Test Date and no Event of Default under Section 9.01 or Section 9.07 shall have occurred and be continuing on the date of the Borrowing of such Incremental Term Facility; (iv) the representations and warranties of each Loan Party contained in the Credit Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the effective date of such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in Section 6.13 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.09, provided that in the case of an Incremental Term Facility the proceeds of which are designated by the Company in writing to the Administrative Agent to be used to finance a Limited Condition Transaction, the requirement under this subclause (iv) shall be tested on the LCT Test Date and only the Specified Representations and the Specified Acquisition Representations shall be required to be true and correct on and as of the effective date of such Incremental Facility; (v) no existing Lender shall be under any obligation to provide a commitment to any Incremental Facility and any such decision whether to provide a commitment to an Incremental Facility shall be in such Lender’s sole and absolute discretion; (vi) each Person providing a commitment to an Incremental Facility shall qualify as an Eligible Assignee; (vii) if requested by the Administrative Agent, the Company shall deliver to the Administrative Agent (A) a certificate of each Loan Party dated as of the date of such Incremental Facility signed by an Executive Officer of such Loan Party certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving such Incremental Facility and (B) customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (including each Incremental Lender), dated as of the effective date of such Incremental Facility; (viii) in the case of an Incremental Term Facility, (A) the final maturity date for such Incremental Term Facility shall not be earlier than the Maturity Date of the Term Loan, (B) except in the case of an Incremental Term Facility effected as an increase to the Term Loan, the weighted average life to maturity of such Incremental Term Facility shall be no shorter than the remaining weighted average life to maturity of the Term Loan, (C) such Incremental Term Facility shall share ratably in mandatory prepayments of the Term Loan pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the Term Loan) and shall have ratable voting rights as the Term Loan (or otherwise provide for more favorable voting rights for the Term Loan) and (D) subject to the foregoing clauses, the other terms of such Incremental Term Facility (including interest rate, interest rate margins, interest rate floors, fees, original issue discount, call protection or prepayment penalty, amortization and final maturity date) shall be as agreed by the Company and the Incremental Lenders; and (ix) in the case of an Incremental Revolving Facility, (A) each Incremental Revolving Facility shall have substantially the same terms as and be deemed to be Revolving Commitments for all purposes of this Agreement and (B) if any Revolving Loans are outstanding on the date of such increase, (x) each Incremental Lender shall make Revolving Loans, the proceeds of which shall be applied by the Administrative Agent to prepay Revolving Loans of the existing Lenders, in an amount necessary such that after giving effect thereto the outstanding Revolving Loans are held ratably among all of the Lenders with a Revolving Commitment

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and (y) the applicable Borrower shall pay an amount required pursuant to Section 3.05 as a result of any such prepayment of Revolving Loans of existing Lenders.
The Incremental Facility Commitments and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be equally and ratably with the other Commitments and Credit Extensions entitled to all the benefits afforded by, this Agreement and the other Credit Documents.

The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Credit Documents shall be amended by, each Incremental Facility Amendment to the extent the Administrative Agent deems necessary in order to establish the applicable Incremental Facility and to effect such other changes agreed by the Company and the Incremental Lenders and approved by the Administrative Agent.

The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
The Administrative Agent shall notify the Lenders of the effectiveness of any Incremental Facility.
2.20    Refinancing Amendments.
At any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender (it being understood that no Lender shall be required to provide any Other Loan without its consent), Other Loans to refinance all or any portion of the applicable Class or Classes of Loans then outstanding under this Agreement which will be made pursuant to Other Term Loan Commitments, in the case of Other Term Loans, and pursuant to Other Revolving Commitments, in the case of Other Revolving Loans, in each case pursuant to a Refinancing Amendment; provided that such Other Loans and Other Commitments (i) shall rank equal in priority in right of payment with the other Loans and Commitments hereunder, (ii) shall be unsecured or rank pari passu (without regard to the control of remedies) with the Obligations under this Agreement, (iii) shall not have any obligors in respect thereof other than the Borrowers and/or the Guarantors, (iv)(A) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums as may be agreed by the Company and the Lenders thereof and/or (B) may provide for additional fees and/or premiums payable to the Lenders providing such Other Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Refinancing Amendment, (v) may have optional prepayment terms (including call protection and prepayment premiums) as may be agreed between the Company and the Lenders thereof, (vi) will have a final maturity date no earlier than, and, in the case of Other Term Loans, will have a weighted average life to maturity equal to or greater than, the term loans or revolving commitments being refinanced, (vii) such Other Term Loans may contain mandatory prepayments provided that such mandatory prepayment shall be no less favorable to the Company than the mandatory prepayments applicable to the term loans being refinanced and such Other Term Loans shall be share ratably in such mandatory prepayments with the outstanding term loans under this Agreement (or otherwise provide for more favorable prepayment treatment for the outstanding term loans under this Agreement).

and (viii) will have such other terms and conditions (other than as provided in foregoing clauses (ii) through (vii)) that either, at the option of the Company, (1) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Other Loans or Other Commitments (as determined by the Company in good

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faith) or (2) if otherwise not consistent with the terms of such Class of Loans or Commitments being refinanced, not be materially more restrictive to the Company (as determined by the Company in good faith), when taken as a whole, than the terms of such Class of Loans or Commitments being refinanced, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest maturity date of the Loans in effect immediately prior to such refinancing. Any Other Term Loans may participate on a pro rata basis, less than a pro rata basis but not greater than pro rata basis in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Refinancing Amendment. All Other Revolving Commitments shall provide that all Borrowings under the Revolving Commitments and Other Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Other Revolving Commitments (and related outstanding Other Revolving Loans), (2) repayments required upon the Maturity Date of the Revolving Commitments and Other Revolving Commitments, (3) repayments made in connection with any refinancing of Revolving Commitments or Other Revolving Commitments and (4) repayment made in connection with a permanent repayment and termination of Commitments or Other Commitments).
(a)    Each Class of Other Commitments and Other Loans incurred under this Section 2.21 shall be in an aggregate principal amount that is not less than $50,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Commitments and Other Loans incurred pursuant thereto (including any amendments necessary to treat the Other Loans and/or Other Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.21.
(b)    No Refinancing Amendment shall become effective unless (i) each Person providing an Other Loan or Other Commitment thereunder shall qualify as an Eligible Assignee, (ii) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (iii) on the date of effectiveness thereof, the representations and warranties of the Borrowers and each other Loan Party contained in Article VI or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in Section 6.13 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.09, (iv) the Loan Parties shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates and other documents as shall be requested by the Administrative Agent or the Lenders party to such Refinancing Amendment, (v) with respect to an Other Term Loan, substantially concurrently with the effectiveness thereof, the Company shall prepay then outstanding Term Loan or previously incurred Other Term Loan in an aggregate principal amount equal to the aggregate principal amount of the Other Term Loan then being incurred; provided that the principal amount of an Other Term Loan shall not exceed the amount of the Term Loan or previously incurred Other Term Loan so refinanced (plus the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loan or previously incurred Other Term Loan, fees, expenses, commissions, underwriting discounts and premiums payable in connection therewith) and (vi) with respect to Other Revolving Commitments, substantially concurrently with the effectiveness thereof, the Company shall terminate an equivalent amount of Revolving Commitments and shall, to the extent necessary, repay or prepay then outstanding Revolving Loans in an aggregate principal amount such that after giving effect to such prepayment, the Revolving Lenders and the Lenders holding Other Revolving Commitments hold

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outstanding Revolving Loans ratably in accordance with the outstanding Revolving Commitments and the outstanding Other Revolving Commitments; provided further that (x) at no time shall there be more than two Classes of revolving commitments hereunder unless otherwise agreed by the Administrative Agent. With respect to any prepayment of the Term Loan or Other Term Loan in accordance with clause (iv) above, the Company shall determine the amount of such prepayments allocated to the outstanding Term Loan and Other Term Loans, and any such prepayment of the Term Loan and Other Term Loans shall be applied to the principal repayment installments of the Term Loan and Other Term Loans in direct order of maturity (or such other order as may be specified by the Company).
(c)    This Section 2.21 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.21 may be amended with the consent of the Required Lenders.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes. For the purposes of this Section 3.01, the term “applicable laws” includes FATCA.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below,

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(B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, each of Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(i)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of each of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or any Loan Party in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

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(d)    Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender's entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by a Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal

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withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of Internal Revenue Service Form W-8ECI,
(III)    executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(V)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-2 or Exhibit 3.01-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation

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prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)    Each Lender agrees that if any form of certification is previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent of its legal inability to do so.
(iii)    Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(iv)    Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to any Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the applicable Borrower pursuant to this subsection the payment of which would place the Recipient

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in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality.
(a)    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
(b)    If, in any applicable jurisdiction, the Administrative Agent, the L/C Issuer or any Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the L/C Issuer or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Credit Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Credit Extension, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation

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of such Person to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
3.03    Inability to Determine Rates.
If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) (i) the Administrative Agent determines that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Company and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:

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(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required

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to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of the FRB or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional costs shall be due and payable ten (10) days from receipt of such notice.
3.05    Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or
(c)    any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency

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Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.
3.07    Survival.
All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
3.08    New Zealand Borrowers.
Notwithstanding anything to the contrary contained in this Agreement, each Borrower that is organized and existing under the laws of New Zealand will, by no later than the first date that any payment of interest (or payment deemed by law to be interest) is due under this Agreement by each such Borrower:

(a)     register as an “approved issuer” (as defined in section YA1 of the Income Tax Act 2007 (New Zealand)); and
(b)    register this Agreement with the Commissioner of Inland Revenue under section 86H of the Stamp and Cheque Duties Act 1971 (New Zealand),
and shall, in respect of any payment of interest (or payment deemed by law to be interest) to Lenders who are not resident in New Zealand for taxation purposes and who are not engaged in business in New Zealand through a fixed establishment to which the lending is connected and are not New Zealand registered banks (but including any such Lenders that are eligible for an exemption from tax on that interest under a double tax agreement (as defined in section YA 1 of the Income Tax Act 2007) if that exemption is dependent on the payment of approved issuer levy), make the relevant

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payment of approved issuer levy (as defined in section 86F of the Stamp and Cheque Duties Act 1971 (New Zealand)) in accordance with section 86K of that Act in order to reduce (to the extent permitted by law) the applicable level of tax imposed by New Zealand to zero percent, provided that, for the avoidance of doubt, no such Borrower may deduct the amount of such approved issuer levy from that payment of interest (or payment deemed by law to be interest).
3.09    Withholding Taxes.
For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans under this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

ARTICLE IV

GUARANTY
4.01    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
4.02    Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Company or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of

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the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Contract between any Loan Party or any Subsidiary and any Swap Bank, or any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contract between any Loan Party or any Subsidiary and any Swap Bank or any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Contract between any Loan Party or any Subsidiary and any Swap Bank or any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03    Reinstatement.
The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

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4.04    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05    Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.15 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.15) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.
4.06    Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.
4.07    Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
4.08    Keepwell.
Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Credit Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section 4.08 shall remain in full force and effect until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have expired or terminated. Each Loan Party intends this Section 4.08 to constitute, and this Section 4.08 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

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4.09    Appointment of Company.
Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Credit Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Company shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Loan Parties.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01    Conditions of Effectiveness.
This Agreement shall become effective upon satisfaction of the following conditions precedent:
(a)    Credit Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Credit Documents, each properly executed by an Executive Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.
(b)    Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:
(i)    copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Executive Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Executive Officer thereof authorized to act as an Executive Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party; and
(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

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(d)    Fees. Receipt by the Administrative Agent, each of the Joint Lead Arrangers and the Lenders, as applicable, of any fees required to be paid on or before the Closing Date (or arrangements reasonably satisfactory to the Joint Lead Arrangers shall have been made to effect the foregoing).
(e)    Attorney Costs. Unless waived by the Administrative Agent or arrangements reasonably satisfactory to the Joint Lead Arrangers shall have been made to effect such payment, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least one (1) Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
(f)    Know Your Customer Information. Receipt by the Lenders, in form and substance reasonably satisfactory to the Lenders, documentation and other information that is required by regulatory authorities under applicable “know your customer”, anti-money laundering and anti-terrorism rules and regulations, including without limitation, the Patriot Act.
(g)    Target Acquisition Documents. The Administrative Agent shall have received a copy of each of the Target Acquisition Documents, certified by an Executive Officer as being true, correct and complete copies thereof as of the Closing Date.
(h)    Payment of Accrued Interest and Fees under Existing Credit Agreement. The Administrative Agent shall have received reasonably satisfactory evidence that, all accrued interest and fees under the Existing Credit Agreement shall be paid in full on or prior to the Closing Date.
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.02    Conditions to Advance of the Term Loan.
The obligation of the each Lender to advance its portion of the Term Loan on the Term Loan Funding Date is subject to satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent:
(a)    Closing Date. The Closing Date shall have occurred.
(b)    Loan Notice. The Administrative Agent shall have received a Loan Notice for the Term Loan in accordance with the requirements hereof.
(c)    Antitrust Condition. If the “Polish Closing” (as defined in the Target Acquisition Agreement) occurs prior to the “Target Date” (as defined in the Target Acquisition Agreement), the Administrative Agent shall have received a certificate of the Company confirming that the “Antitrust Condition” (as defined in the Target Acquisition Agreement) has been satisfied or waived by the parties to the Target Acquisition Agreement.

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(d)    No Certain Funds Default; Certain Funds Representations. On the Term Loan Funding Date (i) no Certain Funds Default is continuing or would result from the proposed Borrowing and (ii) all the Certain Funds Representations shall be true and correct or, if a Certain Funds Representation does not include a materiality concept, true and correct in all material respects.
(e)    Target Acquisition. The Target Acquisition shall have been, or substantially concurrently with the occurrence of the Term Loan Funding Date shall be, consummated in all material respects in accordance with the terms and conditions of the Target Acquisition Agreement (it being understood that substantially concurrently shall include the Target Acquisition being consummated no more than four (4) Business Days after the advance of the Term Loan), without giving effect to (and there shall not have been) any modifications, amendments, consents or waivers by the Company (or its applicable Affiliate) thereunder that are materially adverse to the interests of the Lenders (it being understood and agreed that the following shall not be deemed to be materially adverse to the interests of the Lenders: (i) any increase in the purchase price funded with the issuance of any equity securities by the Company or any of its Subsidiaries; (ii) any increase in the purchase price funded other than through the issuance of equity securities by the Company or any of its Subsidiaries of not more than 5.0%; and (iii) any decrease in the purchase price of not more than 10.0%; provided that such decrease shall be allocated to reduce the Term Loan as agreed between the Company and the Joint Lead Arrangers), without the prior written consent of the Administrative Agent.
(f)    Termination of Existing Indebtedness. The Administrative Agent shall have received a customary payoff letter (or similar documentation) with respect to, and reasonably satisfactory evidence that, the Existing Target Indebtedness (except in respect of clause (c) of the definition thereof in respect of which the Company has elected to retain) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Term Loan Funding Date (or arrangements reasonably satisfactory to the Joint Lead Arrangers shall have been made to effect the foregoing).
(g)    Fees. Receipt by the Administrative Agent, each of the Joint Lead Arrangers and the Lenders, as applicable, of any fees required to be paid on or before the Term Loan Funding Date.
(h)    Attorney Costs. Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least one (1) Business Day prior to the Term Loan Funding Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
5.03    Conditions to all Credit Extensions.
The obligation of each Lender to honor any Request for Credit Extension (other than the advance of the Term Loan which shall be subject solely to the conditions set forth in Section 5.02) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrowers and each other Loan Party contained in Article VI or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.03, the representations and warranties contained in Section 6.13 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.09.

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(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer and/or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
(e)    There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Credit Document or as to application of the proceeds of the realization of any such rights.
(f)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
(g)    In the case of a Credit Extension to be denominated in currency that is an Alternative Currency, such currency remains an Eligible Currency.

Each Request for Credit Extension submitted by the Company (other than the Loan Notice for the advance of the Term Loan) shall be deemed to be a representation and warranty that the conditions specified in Sections 5.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
5.04    Actions by Lenders during the Certain Funds Period. During the Certain Funds Period and notwithstanding (x) any provision to the contrary in the Credit Documents or (y) that any condition set out in Sections 5.01, 5.02 or 5.03 may subsequently be determined to not have been satisfied or any representation given was incorrect in any respect, none of the Lenders nor the Administrative Agent shall, unless a Certain Funds Default has occurred and is continuing or would result from a proposed Borrowing or a Certain Funds Representation remains incorrect or, if a Certain Funds Representation does not include a materiality concept, incorrect in any material respect, be entitled to:
(a)    cancel or reduce any of its Term Loan Commitment;
(b)     rescind, terminate or cancel the Credit Documents or the Term Loan Commitment or exercise any similar right or remedy or make or enforce any claim under the Credit Documents it may have to the extent to do so would prevent or limit (i) the making of the Term Loan for Certain Funds Purposes or (ii) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;
(c)     refuse to participate in the making of the Term Loan for Certain Funds Purposes unless the conditions set forth in Section 5.02 have not been satisfied;
(d)     exercise any right of set-off or counterclaim in respect of the Term Loan to the extent to do so would prevent or limit (i) the making of the Term Loan for Certain Funds Purposes or (ii) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or

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(e)     cancel, accelerate or cause repayment or prepayment of any amounts owing under any Credit Document to the extent to do so would prevent or limit (i) the making of the Term Loan for Certain Funds Purposes or (ii) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;
provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
Each Loan Party, with respect to itself and its Subsidiaries notwithstanding anything to the contrary contained herein, represents and warrants as follows:
6.01    Organizational Existence; Compliance with Law. Each Loan Party (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or other organizational power and authority and the legal right to own and operate its property and to conduct its business, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, except where a failure to be so qualified would not have a Materially Adverse Effect, and (iv) is in compliance with all Requirements of Law except (other than with respect to compliance with OFAC and the Patriot Act, which are governed by Section 6.23) where the failure be in compliance would not have a Materially Adverse Effect.
6.02    Organizational Power; Authorization. Each Loan Party has the corporate or other organizational power and authority to make, deliver and perform the Credit Documents and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents. No consent or authorization of, or filing with, any Person (including, without limitation, any governmental authority), is required in connection with the execution, delivery or performance by such Loan Party, or the validity or enforceability against the Loan Parties of the Credit Documents, other than such consents, authorizations or filings which have been made or obtained.
6.03    Enforceable Obligations. This Agreement has been duly executed and delivered, and each other Credit Document will be duly executed and delivered, by the Loan Parties party thereto, and this Agreement constitutes, and each other Credit Document when executed and delivered will constitute, legal, valid and binding obligations of each Loan Party thereto, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
6.04    No Legal Bar. The execution, delivery and performance by each Loan Party of the Credit Documents to which it is a party will not violate any Requirement of Law or cause a breach or default under (a) any agreement or indenture evidencing Indebtedness of any Loan Party in an aggregate principal amount of the Dollar Equivalent of (i) prior to the Term Loan Funding Date, $50,000,000 or more and (ii) on and after the Term Loan Funding Date, $75,000,000 or more or (b) any Material Contractual Obligations.
6.05    No Material Litigation. No litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to the knowledge of any of the Loan Parties, threatened by or against any of the Consolidated Companies, or against any of their respective properties or

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revenues, existing or future (a) with respect to any Credit Document, or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would reasonably be expected to have a Materially Adverse Effect.
6.06    Investment Company Act, Etc.
(a)    None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).
(b)    None of the Loan Parties is subject to regulation under the Federal Power Act, or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed, guarantee such indebtedness, or pledge its assets to secure such indebtedness, as contemplated hereby or by any other Credit Document.
6.07    Margin Regulations. No part of the proceeds of any of the Loans or the Letters of Credit will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the Margin Regulations.
6.08    Compliance With Environmental Laws.
(a)    The Consolidated Companies have received no notices of claims or potential liability under, and are in compliance with, all applicable Environmental Laws, where such claims and liabilities under, and failures to comply with, such statutes, regulations, rules, ordinances, laws or licenses, would reasonably be expected to result in penalties, fines, claims or other liabilities (including, without limitation, remediation costs and expenses) to the Consolidated Companies that have had or would reasonably be expected to have a Materially Adverse Effect.
(b)    None of the Consolidated Companies has received during the period from January 1, 1988 through the date of this Agreement, any notice of violation, or notice of any action, either judicial or administrative, from any governmental authority (whether United States or foreign) relating to the actual or alleged violation of any Environmental Law, including, without limitation, any notice of any actual or alleged spill, leak, or other release of any Hazardous Substance, waste or hazardous waste by any Consolidated Company or its employees or agents, or as to the existence of any contamination on any properties owned by any Consolidated Company, where any such violation, spill, leak, release or contamination would reasonably be expected to result in penalties, fines, claims or other liabilities (including, without limitation, remediation costs and expenses) to the Consolidated Companies that have had or would reasonably be expected to have a Materially Adverse Effect.
(c)    The Consolidated Companies have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required permits, licenses and approvals for (i) the emission of air pollutants or contaminates, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, where a failure to obtain such permits, licenses and approvals would reasonably be expected to have a Materially Adverse Effect.
6.09    Insurance. Each Loan Party currently maintains insurance with respect to its properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of

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the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being in amounts no less than those amounts which are customary for such companies under similar circumstances. The Consolidated Companies have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages, and such policies and coverages are in full force and effect.
6.10    No Default.
(a)    As of the Closing Date, no Loan Party is in default under or with respect to any Material Contractual Obligation.
(b)    No Default has occurred and is continuing.
6.11    No Burdensome Restrictions. As of the Closing Date, none of the Consolidated Companies is a party to or bound by any Material Contractual Obligation or Requirement of Law which has had or would reasonably be expected to have a Materially Adverse Effect.
6.12    Taxes. Each of the Consolidated Companies have filed or caused to be filed all declarations, reports and tax returns which are required to have been filed, and has paid all taxes, custom duties, levies, charges and similar contributions (“taxes” in this Section 6.12) shown to be due and payable on said returns or on any assessments made against it or its properties, and all other taxes, fees or other charges imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books); and to the knowledge of the Borrowers, no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges.
6.13    Financial Statements. The Company has furnished to the Administrative Agent (i) the audited consolidated balance sheet of the Consolidated Companies as at December 31, 2016 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended, including in each case the related schedules and notes, and (ii) the unaudited consolidated balance sheet of the Consolidated Companies as at the end of the June 30, 2017 fiscal quarter, and the related unaudited consolidated statements of income, shareholders' equity, and cash flows for the period then ended, setting forth in each case in comparative form the figures for the previous fiscal year and first fiscal quarter, as the case may be. The foregoing financial statements fairly present in all material respects the consolidated financial condition of such Consolidated Companies as at the dates thereof and results of operations for such periods in conformity with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes with respect to such unaudited financial statements). Since December 31, 2016, there have been no changes with respect to such Consolidated Companies which have had or would reasonably be expected to have, singly or in the aggregate, a Materially Adverse Effect.
6.14    ERISA.
(a)    (1)    Compliance. Each Plan and each Foreign Plan maintained by the Consolidated Companies have at all times been maintained, by their terms and in operation, in compliance with all applicable laws, and the Consolidated Companies are subject to no tax or penalty with respect to any Plan of such Consolidated Company or any ERISA Affiliate thereof, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, or 419 of the Tax Code, where the failure to comply with

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such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would in the aggregate have a Materially Adverse Effect;
(1)    Liabilities. The Consolidated Companies are subject to no liabilities (including withdrawal liabilities) with respect to any Plans or Foreign Plans of such Consolidated Companies or any of their ERISA Affiliates, including without limitation, any liabilities arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing Plan and to pay current contributions, expenses and premiums with respect to such Plans or Foreign Plans, where such liabilities, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would in the aggregate have a Materially Adverse Effect;
(2)    Funding. The Consolidated Companies and, with respect to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed under the terms of each Plan and applicable law, and (B) required to be paid as expenses (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Materially Adverse Effect. No Plan subject to Title IV of ERISA has an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), determined as if such Plan terminated on any date on which this representation and warranty is deemed made, in any amount which, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would have a Materially Adverse Effect if such amount were then due and payable. The Consolidated Companies are subject to no liabilities with respect to post-retirement medical benefits in any amounts which, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would have a Materially Adverse Effect if such amounts were then due and payable.
(b)    With respect to any Foreign Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction where the Foreign Subsidiary maintains its principal place of business or in which the Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Plans, together with all other liabilities referred to in this Section 6.14 (taken as a whole), would not have a Materially Adverse Effect.
(c)    Each Loan Party is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; (iv) a “governmental plan” within the meaning of ERISA; and (v) using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
6.15    Trademarks, Licenses, Etc. As of the Closing Date, (i) the Loan Parties have obtained and hold in full force and effect sufficient rights in all material trademarks, service marks, trade names, licenses and other similar property rights, free from burdensome restrictions that, to the best knowledge of the Loan Parties, are necessary for the operation of their respective businesses as presently conducted, and (ii) to the best knowledge of the Loan Parties, no product, process, method, service or other item presently sold by or employed by the Loan Parties in connection with such business infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other Person and there is not presently

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pending, or to the knowledge of the Loan Parties, threatened, any claim or litigation against or affecting the Loan Parties contesting such Person’s right to sell or use any such product, process, method, service or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Materially Adverse Effect.
6.16    Ownership of Property. Each Consolidated Company has marketable fee simple title to or a valid leasehold interest in all of its real property and marketable title to, or a valid leasehold interest in, all of its other property, as such properties are reflected in the consolidated balance sheet of the Consolidated Companies referred to in Section 6.13(ii), other than (i) properties disposed of in the ordinary course of business since such date or as otherwise permitted by the terms of this Agreement and (ii) with respect to any properties leased by the Consolidated Companies, except where a failure to have a valid leasehold interest in such property would not have a Materially Adverse Effect, subject to no Lien or title defect of any kind, except Permitted Liens and title defects not constituting material impairments in the intended use for such properties. The Consolidated Companies enjoy peaceful and undisturbed possession under all of their respective leases except whereas failure to have such possession would reasonably be expected to have a Materially Adverse Effect.
6.17    Indebtedness. As of the Closing Date, except for (a) Indebtedness described in the most recent filings made by the Company with the SEC, (b) Indebtedness described in the most recent public filings made by UAP with Canadian securities authorities, if any, and (c) Indebtedness specifically permitted pursuant to Section 8.01, none of the Consolidated Companies is an obligor in respect of any Indebtedness for borrowed money, or any commitment to create or incur any Indebtedness for borrowed money.
6.18    Financial Condition. On the Term Loan Funding Date and after giving effect to the Transactions, (a) assets of each Loan Party, at fair valuation and based on their present fair saleable value, will exceed its debts, including contingent liabilities (as such liabilities may be limited under the express terms of any guaranty of such Borrower), (b) the remaining capital of each Loan Party will not be unreasonably small to conduct its business, and (c) none of the Loan Parties will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section 6 18, “debt” means any liability on a claim, and “claim” means (x) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
6.19    Labor Matters. The Consolidated Companies have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Materially Adverse Effect, and, to the best knowledge of the Loan Parties, as of the Closing Date there are no such strikes, disputes, slow downs or work stoppages threatened against any Consolidated Company. The hours worked and payment made to employees of the Consolidated Companies have not been in violation of the Fair Labor Standards Act (in the case of Consolidated Companies that are not Foreign Subsidiaries) or any other applicable law dealing with such matters where a violation of such laws would have a Materially Adverse Effect. All payments due from the Consolidated Companies, or for which any claim may be made against the Consolidated Companies, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Consolidated Companies where the failure to pay or accrue such liabilities would reasonably be expected to have a Materially Adverse Effect.

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6.20    Payment or Dividend Restrictions. None of the Consolidated Companies is party to or subject to any agreement or understanding restricting or limiting the payment of any dividends or other distributions by any such Consolidated Company.
6.21    Disclosure. No representation or warranty contained in this Agreement or in any other document furnished from time to time pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading as of the date made or deemed to be made. Except as may be set forth herein, there is no fact known to the Loan Parties which has had, or is reasonably expected to have, a Materially Adverse Effect.
6.22    Taxpayer Identification Numbers; Other Identifying Information; Ownership of Subsidiaries.
(a)    The true and correct U.S. taxpayer identification number of the Company and each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 6.22. The true and correct unique identification number of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 6.22.
(b)    Schedule 6.22 sets forth the name of, the ownership interest of the Company in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date.
6.23    Sanctions Concerns and Anti-Corruption Laws.
(a)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties have instituted and maintain policies and procedures designed to promote and achieve compliance with Sanctions and laws related thereto.
(b)    Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.
6.24    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
6.25    Anti-Money Laundering Laws. None of the Loan Parties or any of their Affiliates (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Each of the Loan Parties have instituted and maintain policies and

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procedures designed to ensure that such Loan Party and its Subsidiaries each is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.
6.26    Representations as to Foreign Borrowers. Each of the Company and each Foreign Borrower represents and warrants to the Administrative Agent and the Lenders that:
(a)    Such Foreign Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrower is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.
(b)    The Applicable Foreign Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Borrower is organized and existing for the enforcement thereof against such Foreign Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents or (ii) on any payment to be made by such Foreign Borrower pursuant to the Applicable Foreign Borrower Documents, except as has been disclosed to the Administrative Agent.
(d)    The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Foreign Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
6.27    Use of Proceeds. The proceeds of the Loans shall be used solely for the purposes set forth in Section 7.11.

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ARTICLE VII

AFFIRMATIVE COVENANTS
So long as any Obligations or the Commitments remain outstanding, each Loan Party agrees to:
7.01    Organizational Existence, Etc.
(a)    Preserve and maintain its corporate or other organizational existence (except to the extent otherwise permitted under Section 8.03).
(b)    Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its material rights, franchises, and licenses, and its material patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, and its qualification to do business as a foreign corporation or other organization in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified as a foreign corporation or other organization, or where the failure to preserve and maintain such intellectual property, would reasonably be expected to have a Materially Adverse Effect.
7.02    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with (a) the Patriot Act, OFAC rules and regulations and all Sanctions and laws related thereto, (b) all other Requirements of Law (including, without limitation, the Environmental Laws and Anti-Money Laundering Laws) applicable to or binding on any of them where the failure to comply with such Requirements of Law would reasonably be expected to have a Materially Adverse Effect and (c) all Material Contractual Obligations.
7.03    Payment of Taxes and Claims, Etc. Pay, deduct and remit, and cause each of its Subsidiaries to pay, deduct and remit, (a) all material taxes, assessments, deductions, remittances and governmental charges imposed upon it or upon its property, and (b) all material claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto to the extent required under GAAP.
7.04    Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions which are required to be maintained in order to prepare the consolidated financial statements of the Company in conformity with GAAP.
7.05    Visitation, Inspection, Etc. Permit, and cause each of its Subsidiaries to permit (subject, in any event, to Section 11.07 hereof), any representative of the Administrative Agent or any Lender to visit and inspect any of its property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Administrative Agent or such Lender may reasonably request after reasonable prior notice (which shall not be less than 48 hours) to the Company; provided, however, that at any time following the occurrence and during the continuance of a Default or an Event of Default, no prior notice to the Company shall be required.
7.06    Insurance. Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar

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businesses, such insurance to be of such types and in such amounts as is customary for such companies under similar circumstances.
7.07    Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect.
(c)    Use the standard of care typical in the industry in the operation and maintenance of its facilities.
7.08    Payment of Obligations.
Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
7.09    Reporting Covenants. The Company shall furnish to each Lender, except for the items set forth in Section 7.09(a), (b), (c) and (k), which shall be furnished to the Administrative Agent for distribution to the Lenders, the following.
(a)    Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related statements of income, retained earnings and cash flows of the Consolidated Companies for such fiscal year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Ernst & Young or other independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such fiscal year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards,
(b)    Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Company (other than the fourth fiscal quarter), balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, retained earnings and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, presented on a consolidated basis setting forth in each case in comparative form the figures for the

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corresponding quarter and the corresponding portion of the Company's previous fiscal year, all in reasonable detail and certified by the chief financial officer or principal accounting officer of the Company that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal quarter and such portion of the Company's fiscal year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);
(c)    No Default/Compliance Certificate. Together with the financial statements required pursuant to subsections (a) and (b) above, a certificate of the chief financial officer or treasurer of the Company in the form of Exhibit 7.09 (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Default under this Agreement, or if there exists an Event of Default or a Default hereunder, specifying the nature thereof and the proposed response thereto, and (ii) demonstrating in reasonable detail compliance as at the end of such fiscal year or such fiscal quarter with Section 8.09;
(d)    Notice of Default under Credit Documents. Promptly after any Executive Officer of any Loan Party has notice or knowledge of the occurrence of an Event of Default or a Default, a certificate of the chief financial officer or principal accounting officer of the Company specifying the nature thereof and the proposed response thereto;
(e)    Materially Adverse Effect. Promptly (and in any event within five (5) Business Days) after the occurrence of any matter that has resulted or could reasonably be expected to result in a Materially Adverse Effect, a certificate of the chief financial officer or principal accounting officer of the Company specifying the nature thereof and the proposed response thereto;
(f)    Notice of Default under Other Indebtedness. Promptly after any Executive Officer of any Loan Party has notice or knowledge of delivery by any holder(s) of Indebtedness referred to in Section 8.01(a) or (d) (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, is at least the Dollar Equivalent of (i) prior to the Term Loan Funding Date, $50,000,000 and (ii) on and after the Term Loan Funding Date, $75,000,000, of any notice stating or claiming the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness, furnish to the Administrative Agent a copy of such notice;
(g)    Litigation. Promptly after (i) any Executive Officer of any Loan Party has knowledge or obtains notice of the occurrence thereof, notice of the institution of or any material adverse development in any material action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Consolidated Company, or any material property of any thereof, or (ii) any Executive Officer of any Loan Party has actual knowledge or obtains notice thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration, if as a result of such institution or development, such action, suit or proceeding has or would reasonably be expected to have a Materially Adverse Effect;
(h)    Environmental Notices. Promptly after any Executive Officer of any Loan Party has knowledge or notice of the receipt thereof, written notice of any actual or alleged violation, or written notice of any action, claim or request for information, either judicial or administrative, from any governmental

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authority relating to any actual or alleged claim, notice of potential responsibility under or violation of any Environmental Law, or any actual or alleged spill, leak, disposal or other release of any waste, petroleum product, or hazardous waste or Hazardous Substance by any Consolidated Company which could result in penalties, fines, claims or other liabilities to any Consolidated Company that have or would reasonably be expected to have a Materially Adverse Effect;
(i)    ERISA. (A)(i) Promptly after any Executive Officer of any Loan Party has knowledge or notice of the occurrence thereof with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, notice of (A) a “reportable event” described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a “reportable event” not subject to the provisions for 30-day notice to the PBGC under such regulations), or (B) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404 or 419 of the Tax Code, or any tax, penalty or liability under any Requirement of Law applicable to any Foreign Plan, where any such taxes, penalties or liabilities have or would reasonably be expected to have a Materially Adverse Effect;
(i)    Promptly after any Executive Officer of any Loan Party has knowledge or notice that any notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101, 303, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section 412 of the Tax Code with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof;
(ii)    Promptly after any Executive Officer of any Loan Party has knowledge or notice of receipt thereof, any notice received by any Consolidated Company or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Plan of such Company or ERISA Affiliate thereof which is subject to Title IV of ERISA, to impose any liability on such Company or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Tax Code;
(j)    Liens. Promptly upon any Executive Officer of any Loan Party has knowledge or notice thereof, notice of the filing of any federal statutory Lien, tax or other state, provincial or local government Lien or any other Lien affecting their respective properties, other than Permitted Liens;
(k)    Public Filings, Etc. Promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by the Company to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange, and of all press releases and other statements made available generally to the public containing material developments in the business or financial condition of the Loan Parties and the other Consolidated Companies;
(l)    Accounting Policies or Reporting Practices. Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b).
(m)    Canadian Plans. UAP will (i) within three (3) days of receipt of a written request by the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial valuation

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submitted to the relevant authorities in respect of each funded Canadian Plan and (ii) promptly after receipt or dispatch, furnish to the Administrative Agent any material correspondence from or to the relevant authorities or any other Person in respect of any Canadian Plan.
(n)    Other Information. With reasonable promptness, such other information about the Consolidated Companies as the Administrative Agent or any Lender may reasonably request from time to time.
Documents required to be delivered pursuant to Section 7.09(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, each of the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and each of the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”
7.10    Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

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7.11    Use of Proceeds.
(a)    Use the proceeds of the Term Loan for Certain Funds Purposes.
(b)    Use the proceeds of Revolving Loans to finance working capital, capital expenditures and acquisitions and for other general corporate purposes.
(c)    Use all Letters of Credit for general corporate purposes.
Notwithstanding the foregoing, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Credit Document.
7.12    Maintenance of Governmental Approvals and Authorizations. Obtain and maintain, and cause all Subsidiaries to obtain and maintain, in full force and effect all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary under the laws of the applicable entity’s country for the making and performance by it of this Agreement and the other Credit Documents.
7.13    Covenant to Guarantee Obligations.
(a)    Provide the Administrative Agent (who shall promptly notify the Lenders) at least fifteen (15) Business Days’ notice before delivery of the documents required under Section 7.13(b);
(b)    Within forty-five (45) days (or such longer period as the Administrative Agent may agree in its sole discretion) after the acquisition or formation of any wholly-owned Domestic Subsidiary (other than an Excluded Domestic Subsidiary) that is a Material Company or any wholly-owned Domestic Subsidiary (other than an Excluded Domestic Subsidiary) becomes a Material Company and concurrent with (or on such later date as the Administrative Agent may agree in its sole discretion) any Subsidiary providing a Guarantee of any Senior Notes or any Permitted Refinancing thereof or any other Indebtedness with an aggregate outstanding or committed principal amount of the Dollar Equivalent of $150,000,000 or more, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent (which shall promptly distribute copies to the Lenders) documents of the types referred to in Sections 5.01(c) and (f) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
7.14    Further Assurances. At the expense of the applicable Loan Party, (a) promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be necessary or that the Required Lenders through the Administrative Agent may reasonably request to enable the Lenders and the Administrative Agent to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and enforce the terms and provisions of this Agreement and to exercise their rights and remedies hereunder or under the Notes, and (b) use all reasonable efforts to duly obtain governmental approvals required in connection with this Agreement from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such governmental approvals in full force and effect.
7.15    PPSA Covenant.

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(a)    PPSA Further Assurances. If the Administrative Agent determines that a document (or a transaction in connection with it) is or contains a security interest for the purposes of the PPS Law, each Borrower agrees to do anything (such as obtaining consents, signing and producing documents, getting documents completed and signed and supplying information) which the Administrative Agent asks and considers necessary for the purposes of (i) ensuring that the security interest is enforceable, perfected (including, where possible, by control in addition to registration) and otherwise effective; (ii) enabling the Administrative Agent to apply for any registration, or give any notification, in connection with the security interest so that the security interest has the priority required by the Administrative Agent; or (iii) enabling the Administrative Agent to exercise rights in connection with the security interest.
(b)    PPSA Undertakings. If any Borrower holds any security interests for the purposes of the PPS Law and if failure by such Borrower to perfect such security interests would materially adversely affect its business, such Borrower agrees to implement, maintain and comply in all material respects with, procedures for the perfection of those security interests.  These procedures must include procedures designed to ensure that the Borrowers take all reasonable steps under the PPS Law to continuously perfect any such security interest including all steps reasonably necessary (i) for the applicable Borrower to obtain, the highest ranking  priority possible in respect of the security interest (such as perfecting a purchase money security interest or perfecting a security interest by control); and (ii) to reduce as far as possible the risk of a third party acquiring an interest free of the security interest (such as including the serial number in a financing statement for personal property that may or must be described by a serial number). If the Administrative Agent asks, each Borrower agrees to arrange at its expense an audit of the PPS Law procedures.  The Administrative Agent may ask the applicable Borrower to do this if it reasonably suspects that such Borrower is not complying with this clause.
(c)    Costs of Further Assurance and Undertaking. Everything a Borrower is required to do under this clause is at the Borrower’s expense.  Each Borrower agrees to pay or reimburse the costs of the Administrative Agent in connection with anything a Borrower is required to do under this Section.
(d)    Exclusion of PPSA Provisions. If a document (or a transaction in connection with it) is or contains a security interest for the purposes of the PPSA, each party agrees that to the extent the law permits them to be excluded (i) sections 142 and 143 of the PPSA are excluded and the relevant secured party need not comply with the following provisions of the PPSA: sections 95, 118, 121(4), 125, 130, 132(3)(d), 132(4) and any other provision of the PPSA notified to the grantor by the relevant secured party after the date of this agreement; and (ii) the Administrative Agent need not give any notice required under any provision of the PPSA (except section 135).
ARTICLE VIII

NEGATIVE COVENANTS
So long as any Obligations or the Commitments remain outstanding, each Loan Party will not:
8.01    Indebtedness of Subsidiaries. Permit any Consolidated Company other than the Company to create, incur, assume or suffer to exist any Indebtedness, other than:
(a)    any Indebtedness outstanding on the Closing Date and described in the most recent filings by the Company with the Securities and Exchange Commission and in the most recent financial statements filed by UAP with the appropriate Canadian securities authority, if any, and Permitted Refinancings thereof;

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(b)    purchase money Indebtedness to the extent secured by a Lien permitted by Section 8.02(b) or Capital Lease Obligations and Permitted Refinancings in respect thereof, provided that the aggregate principal amount of such Indebtedness and Capital Lease Obligations does not exceed (i) prior to the Term Loan Funding Date, $75,000,000 in the aggregate and (ii) on and after the Term Loan Funding Date, $100,000,000 in the aggregate;
(c)    an unsecured working capital facility for GPC Asia Pacific Group Pty Ltd and/or any of its wholly-owned Subsidiaries;
(d)    unsecured Indebtedness of UAP owing to any Person;
(e)    Indebtedness owed to any other Consolidated Company;
(f)    Indebtedness of any Person that becomes a Subsidiary after the Closing Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and Permitted Refinancings thereof;
(g)    other Indebtedness not described in the foregoing clauses (a) through (f) in an aggregate outstanding principal amount not to exceed (i) prior to the Term Loan Funding Date, $300,000,000 at any time and (ii) on and after the Term Loan Funding Date, $450,000,000 at any time;
(h)    obligations (contingent or otherwise) of any Loan Party (other than the Company) or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(i)    Indebtedness of the Loan Parties under the New Senior Notes and Permitted Refinancings thereof, in each case used for Certain Funds Purposes;
(j)    Indebtedness of the Loan Parties under the Existing Senior Notes and Permitted Refinancings thereof;
(k)    (i) guaranties by any Consolidated Company of any Indebtedness otherwise permitted under this Section 8.01 and (ii) guaranties by any Loan Party that is a Guarantor of any Indebtedness of the Company; and
(l)    the Obligations.
8.02    Liens. Create, incur, assume or suffer to exist, or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:
(a)    Liens existing on the date hereof securing Indebtedness of Consolidated Companies with respect to industrial development revenue bonds permitted under Section 8.01(a);

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(b)    any Lien on any property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of such property, provided that such Lien does not extend to any other property;
(c)    any interest or title of a lessor under any Capital Lease Obligation; provided that such Liens extend only to property or assets subject to such Capital Lease Obligations,
(d)    Liens for taxes, assessments or governmental charges not yet due, and Liens for taxes or Liens imposed by ERISA, assessments or governmental charges which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained to the extent required by GAAP;
(e)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained to the extent required by GAAP,
(f)    Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;
(g)    Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection with the items referred to in clause (f) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money),
(h)    Liens securing judgments that do not give rise to an Event of Default under Section 9.09, so long as such Lien is adequately bonded and either (i) the period in which any appropriate legal proceedings may be brought for the review of such judgment has not expired or (ii) any such legal proceedings are pending and have not been finally terminated;
(i)    easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respective real property not interfering in any material respect with the ordinary conduct of the business of the Consolidated Companies;
(j)    Liens existing on any property or assets of any Person that becomes a Subsidiary after the Closing Date; provided that (i) such Lien exists the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other property or assets of any other Consolidated Company and (iii) such Lien secures only those obligations secured on the date such Person becomes a Subsidiary;
(k)    Liens securing any Indebtedness owed to any other Consolidated Company,
(l)    Liens securing other Indebtedness in the aggregate principal amount of not more than the Dollar Equivalent of five percent (5%) of the total assets of the Company and its Subsidiaries at any time; and
(m)    Liens securing any Indebtedness to the extent that the Obligations are secured on a pari passu basis with such Indebtedness in a manner reasonably satisfactory to the Required Lenders.

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8.03    Mergers, Sale of Assets.
(a)    Merge or consolidate, except as follows:
(i)    the Company may merge with any other Person if the Company is the surviving corporation in such merger or consolidation and no Default or Event of Default would result therefrom,
(ii)    any Borrower other than the Company may merge with any of its Subsidiaries if such Borrower is the surviving corporation in such merger or consolidation and no Default or Event of Default would result therefrom,
(iii)    any Domestic Loan Party other than any Borrower may be merged or consolidated with or into any other Domestic Loan Party other than any Borrower; and

(iv)    any Foreign Subsidiary other than any Borrower may be merged or consolidated with or into any other Foreign Subsidiary other than any Borrower; or

(b)    sell, lease or otherwise dispose of, or permit any of their respective Subsidiaries to sell, lease or otherwise dispose of, its accounts, property or other assets (including capital stock or the equivalent thereof of Subsidiaries), but excluding any transfers of cash by way of investments, dividends or payment of obligations or reimbursements, provided, however, that the foregoing restrictions on asset sales shall not be applicable to (i) sales of equipment or other personal property being replaced by other equipment or other personal property purchased as a capital expenditure item or that have become obsolete, (ii) sales of inventory in the ordinary course of business, (iii) sales of receivables or other assets in any securitization program and sales of any assets that are immediately thereafter leased back to any Consolidated Company, (iv) sales, leases or other dispositions of assets to the Consolidated Companies, provided that if the transferor is the Company or a Domestic Subsidiary (other than an Excluded Domestic Subsidiary) then the transferee shall be the Company or a Domestic Subsidiary (other than an Excluded Domestic Subsidiary), (v) sales or dispositions of Equity Interests or other investments in a Foreign Subsidiary or Excluded Domestic Subsidiary by the Company or any Domestic Subsidiary to a Foreign Subsidiary or Excluded Domestic Subsidiary, (vi) sales or other dispositions (or a series of related sales or other dispositions) of property or assets of with an Asset Value of $7,500,000 or less and (vii) sales or other dispositions of assets in any fiscal year of the Company having an aggregate Asset Value of no more than twenty percent (20%) of the aggregate Asset Value of the Consolidated Companies (including UAP and its Subsidiaries) as of the date of the most recent annual financial statements delivered pursuant to Section 7.09(a) (but until the first such financial statements are delivered, as of December 31, 2016); provided that, with respect to sales or other dispositions of assets pursuant to this clause (vii), (A) before and immediately after giving effect to such sale or other disposition, there exists no Default or Event of Default and (B) such assets are sold for fair market value (as determined by the Company in good faith).
8.04    Lease Obligations. Prior to the Term Loan Funding Date, create or suffer to exist, or permit any of their respective Subsidiaries to create or suffer to exist, any obligations for the payment of rent for any property under operating leases or agreements to lease (including all Synthetic Lease Obligations but excluding any obligations under capital leases) having a term of one year or more of the Consolidated Companies, on a consolidated basis, to exceed $400,000,000 payable in any period of twelve consecutive calendar months. For the avoidance of doubt, compliance with this covenant shall not be required on and after the Term Loan Funding Date.

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8.05    Limitation on Payment Restrictions Affecting Consolidated Companies. Create or otherwise cause or suffer to exist or become effective, or permit any of their respective Subsidiaries to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company other than the Company to (i) pay dividends or make any other distributions on such Consolidated Company's stock, or (ii) pay any Indebtedness owed to the Company or any other Consolidated Company, other than restrictions existing under any agreements to which any Person that becomes a Subsidiary after the Closing Date is a party, provided that such restriction exist at the time such Person becomes a Subsidiary and has not been created in contemplation of or in connection with such Person becoming a Subsidiary.

8.06    Change in Nature of Business. Engage, or permit any of their respective Subsidiaries to engage, in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.07    Transactions with Affiliates and Insiders. Enter into or permit to exist, or permit any of their respective Subsidiaries to enter into or permit, any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party or Subsidiary, (b) transfers of cash and assets to any Loan Party or any Subsidiary (subject to Section 8.03(b)(iv) and (v)), (c) intercompany transactions expressly permitted by Section 8.01, Section 8.03 or Section 8.05, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.08    Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
(a)    Amend, modify or change, or permit any of their respective Subsidiaries to amend, modify or change, its Organization Documents in a manner adverse to the Lenders.
(b)    Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.
8.09    Financial Covenants.
(a)    Prior to the Term Loan Funding Date, permit as of the last day of each fiscal quarter of the Company, commencing with the fiscal quarter ending September 30, 2017, the Leverage Ratio to be greater than 0.50 to 1.0.
(b)    On and after the Term Loan Funding Date, permit as of the last day of each fiscal quarter of the Company, commencing with the first fiscal quarter ending after the Term Loan Funding Date, the Leverage Ratio to be greater than 3.50 to 1.0.
(c)    If on the date 90 days after the Term Loan Funding Date (the “Incorporation Date”) any Existing Senior Notes are subject to the financial maintenance covenant set forth in Section 10.2 of the Note Purchase Agreement for such Existing Senior Notes or any other fixed charge coverage ratio financial maintenance covenant (the “NPA Financial Covenant”), then (i) on such date the NPA Financial Covenant and, solely for purposes of determining compliance with the NPA Financial Covenant as incorporated herein, the definitions set forth in such Note Purchase Agreement (the “NPA Definitions”), are incorporated herein

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by reference with the same effect as if stated at length herein, (ii) the NPA Definitions, and not the definitions stated in this Agreement, shall be applicable for purposes of determining compliance with the NPA Financial Covenant, (iii) except as provided in the immediately succeeding clause (iv), any amendment or other modification to, or waiver of, the Existing Senior Notes or the Note Purchase Agreements for the Existing Senior Notes shall not be effective to amend, modify or waive the NPA Financial Covenants and NPA Definitions as incorporated herein except to the extent such amendment, modification or waiver has been approved by the Required Lenders and (iv) if at any time after the Incorporation Date all of the Existing Senior Notes cease to be subject to the NPA Financial Covenant, then at such time this Agreement shall be deemed amended to terminate the incorporation of the NPA Financial Covenant and this clause (c) shall be deemed amended to read “[Reserved]” in each case without the consent of or any action by the Administrative Agent or any Lender.

8.10    No Hostile Acquisitions. Acquire the Equity Interests of another Person without the board of directors (or other comparable governing body) of such other Person having duly approved such acquisition.
8.11    Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.
8.12    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach or violate (a) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, (b) Anti-Money Laundering Laws or (c) Sanctions.
8.13    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.14    Target Acquisition Documents. After the Term Loan Funding Date amend, modify or waive any provision of any Target Acquisition Document in any manner that is materially adverse to the interests of the Lenders without the consent of the Administrative Agent.
ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES
Upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):
9.01    Payments. (a) Any Loan Party shall fail to make promptly when due, and in the currency required hereunder (including, without limitation, by mandatory prepayment) any principal payment with respect to the Loans or of any reimbursement obligations with respect to any Letter of Credit, or (b) any Loan Party shall fail to make within five (5) days after the due date thereof any payment of interest, fee or other amount payable in respect of any Obligation;

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9.02    Covenants Without Notice. Any Loan Party shall fail to observe or perform any covenant or agreement contained in (a) Article VIII, (b) Section 7.01(a), (c) Section 7.09(d) or (d) clauses (a) through (c) and clauses (e) through (n) of Section 7.09 and such failure to comply with clauses (a) through (c) and clauses (e) through (n) of Section 7.09 remains unremedied for five (5) Business Days after the earlier of (A) such Loan Party’s obtaining knowledge thereof or (B) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender;
9.03    Other Covenants. Any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or in the other Credit Documents, other than those referred to in Sections 9.01 and 9.02, and, if capable of being remedied, such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Loan Party’s obtaining knowledge thereof, or (ii) written notice thereof shall have been given to the Company by the Administrative Agent or any Lender;
9.04    Representations. Any representation or warranty made or deemed to be made by any Loan Party or by any of its officers under this Agreement or any other Credit Document, or any certificate or other document submitted to the Administrative Agent or the Lenders by any such Person pursuant to the terms of this Agreement or any other Credit Document, shall be incorrect in any material respect when made or deemed to be made or submitted;
9.05    Non-Payments of Other Indebtedness. Any Consolidated Company shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Obligations) with an aggregate outstanding or committed principal amount of the Dollar Equivalent of (a) prior to the Term Loan Funding Date, $50,000,000 or more and (b) on and after the Term Loan Funding Date, $75,000,000 or more.
9.06    Defaults Under Other Agreements. Any Consolidated Company shall fail to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any Indebtedness with an aggregate outstanding or committed principal amount of the Dollar Equivalent of (a) prior to the Term Loan Funding Date, $50,000,000 or more and (b) on and after the Term Loan Funding Date, $150,000,000 or more, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness, unless such failure or other event is cured or waived in accordance with the terms of such agreements or instruments; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity;
9.07    Bankruptcy. Any Loan Party or any other Material Company shall commence a voluntary case concerning itself under the Bankruptcy Code or applicable foreign bankruptcy laws; or an involuntary case for bankruptcy (or a petition for a receiving order) is commenced against any Loan Party or any Material Company and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or if a custodian, trustee, interim receiver or coordinator (as defined in the Bankruptcy Code) or a sequestrator, administrator or similar official under applicable foreign bankruptcy laws is appointed for, or takes charge of, all or any substantial part of the property of any Loan Party or any Material Company; or any Loan Party or any Material Company commences proceedings of its own bankruptcy, files an assignment under the Bankruptcy and Insolvency Act (Canada) or commences proceedings to be granted a suspension of payments or any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to any Loan Party or any Material Company or

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there is commenced against any Loan Party or any Material Company any such proceeding which remains undismissed for a period of sixty (60) days; or any Loan Party or any Material Company is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered, or any Loan Party or any Material Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or any Loan Party or any Material Company makes a general assignment for the benefit of creditors; or any Loan Party or any Material Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any Loan Party or any Material Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any Loan Party or any Material Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing, or any corporate action is taken by any Loan Party or any Material Company for the purpose of effecting any of the foregoing;
9.08    ERISA. A Plan or Foreign Plan of a Consolidated Company or a Plan subject to Title IV of ERISA of any of its ERISA Affiliates has a “reportable event” described in Section 4043 of ERISA and the regulations issued from time to time thereunder; or
(i)    shall fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan or Foreign Plan, Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan or Foreign Plan under applicable law, the terms of such Plan or Foreign Plan or Section 412 of the Tax Code or Section 303 of ERISA; or
(ii)    is being, or has been, terminated or the subject of termination proceedings under applicable law or the terms of such Plan or Foreign Plan; or
(iii)    shall require a Consolidated Company to provide security under applicable law, the terms of such Plan or Foreign Plan, Section 412 of the Tax Code or Section 302 of ERISA; or
(iv)    results in a liability to a Consolidated Company under applicable law, the terms of such Plan or Foreign Plan, or Title IV of ERISA;
and there shall result from any such failure, waiver, termination or other event a liability to the PBGC (or any similar Person with respect to any Foreign Plan) or a Plan that, in each case, would have a Materially Adverse Effect.
9.09    Judgment. A final judgment or order for the payment of damages having a Materially Adverse Effect shall be rendered against any Loan Party or any other Material Company and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);
9.10    Change in Control. A Change in Control shall occur or exist;
9.11    Attachments. An attachment or similar action shall be made on or taken against any of the assets of any Consolidated Company with an aggregate Asset Value exceeding the Dollar Equivalent of (a) prior to the Term Loan Funding Date, $50,000,000 and (b) on and after the Term Loan Funding Date,

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$150,000,000, in each case in the aggregate and is not removed within sixty (60) days of the same being made;
9.12    Canadian Plans. UAP shall (a) fail to contribute to any Canadian Plan any amount required to be contributed thereto in accordance with applicable laws or regulations or the terms of such Canadian Plan or (b) permit or take any action which would result in a going concern unfunded liability or a solvency deficiency in respect of all of the Canadian Plans which are funded plans, determined pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuations therefor, and there shall result from any such failure, action or other event a liability to the relevant authorities or a Canadian Plan that would have a Materially Adverse Effect;
9.13    Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Loan Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or
9.14    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
9.15    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, subject to Section 5.04, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to

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Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
9.16    Application of Funds.
After the exercise of remedies provided for in Section 9.15 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.15), any amounts received on account of the Obligations shall, subject to Section 2.17(d), be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Commitment Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Credit Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Commitment Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Swap Bank, ratably among the Lenders (and, in the case of such Swap Contracts, Swap Banks) and the L/C Issuer in proportion to the respective amounts described in this clause Third held by them;
Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party or any Subsidiary and any Swap Bank, (c) payments of amounts due under any Treasury Management Agreement between any Loan Party or any Subsidiary and any Treasury Management Bank and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Swap Banks or Treasury Management Banks, as applicable) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

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Notwithstanding the foregoing, Obligations arising under Treasury Management Agreements and Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. Each Treasury Management Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.
9.17    Clean-Up Period. Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Term Loan Funding Date and ending on the date 120 days after the Term Loan Funding Date (the “Clean-up Date”), notwithstanding any other provision of any Credit Document, any Default which arises solely with respect to the Target and its Subsidiaries will be deemed not to be a Default if:
(a)    such Default is capable of remedy and reasonable steps are being taken to remedy it;
(b)    the circumstances giving rise to it have not knowingly been procured by or approved by the Company; and
(c)    it is not reasonably likely to have a Material Adverse Effect.
If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be, notwithstanding the above.
ARTICLE X

ADMINISTRATIVE AGENT
10.01    Appointment and Authority.
Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as

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the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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(c)    Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
10.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been

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appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(f). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory

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to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
10.07    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
10.08    No Other Duties; Etc.
Anything herein to the contrary notwithstanding, none of the joint bookrunners, joint lead arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
10.09    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10    Guaranty Matters.
The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.
10.11    Treasury Management Banks and Swap Banks.
No Treasury Management Bank or Swap Bank that obtains the benefits of Section 9.15, or the Guaranty by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements and Swap Contracts unless the Administrative Agent has received a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be.
10.12    Lender ERISA Representations.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

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(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:
(i)    none of the Administrative Agent, any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

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(v)    no fee or other compensation is being paid directly to the Administrative Agent, any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

MISCELLANEOUS
11.01    Amendments, Etc.
Subject to Section 3.03, no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that
(a)    no such amendment, waiver or consent shall:
(i)    other than increases in Revolving Commitments pursuant to Section 2.06(a), extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.15) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.03 or of any Default or a mandatory reduction in Revolving Commitments is not considered an extension or increase in Revolving Commitments of any Lender);
(ii)    postpone any date fixed by this Agreement or any other Credit Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Commitments hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such payment or whose Revolving Commitments are to be reduced;

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(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(iv)    change any provision of Section 2.13, clause (4) in the second sentence of Section 2.16(b), Section 9.16, this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
(v)    amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Revolving Lender;
(vi)    release the Company as a Borrower or a Guarantor or, except in connection with a merger or consolidation permitted under Section 8.03 or any sale, lease or other disposition permitted under Section 8.03, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone); or
(b)    unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
(c)    unless also signed by each effected Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of such Swing Line Lender under this Agreement; and
(d)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;
provided, however, that notwithstanding anything to the contrary herein, (i) the Agency Fee Letter and the Joint Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (z) the principal amount of the Loans owing to any Defaulting Lender may not be reduced without the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (v) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrowers, the other Loan Parties and the relevant

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Lenders providing such additional credit facilities (x) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents and the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (y) to change, modify or alter Section 2.13 or Section 9.16 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (v), (vi) if following the Closing Date, the Administrative Agent and the Company shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof and (vii) this Agreement may be amended to provide for Incremental Facilities and Permitted Amendments as provided in Sections 2.19 and 2.20, in each case without any additional consents.
11.02    Notices and Other Communications; Facsimile Copies.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to a Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to a Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, each Swing

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Line Lender, the L/C Issuer or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet.
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and each of the Swing Line Lenders may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Notices of Loan Prepayment, Letter of Credit Applications and Swing Line Loan Notices)

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purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; and Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of

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any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than the Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, any Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or any Swing Line

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Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or any Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other

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attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment in respect of Revolving Commitments (and the related Revolving Loans thereunder) and $1,000,000 in the case of an assignment in respect of the Term Loam unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loan on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed shall be required for assignments in respect of any Revolving Commitment unless (1) an Event of Default has occurred and is continuing at the

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time of such assignment or (2) such assignment is to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund in respect of a Revolving Lender; provided, that, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Company (such consent not to be unreasonably withheld or delayed (it being agreed that, notwithstanding anything herein, during the Certain Funds Period the Company may withhold such consent in its sole discretion unless a Certain Funds Default is continuing)) shall be required for assignments in respect of any unfunded Term Loan Commitment or Term Loan unless (1) an Event of Default (or during the Certain Funds Period a Certain Funds Default) has occurred and is continuing at the time of such assignment or (2) after the expiry of the Certain Funds Period, such assignment is to a Lender with an unfunded Term Loan Commitment or Term Loan at such time, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, that, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(C)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Term Loan Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(D)    the consent of the L/C Issuer and the Domestic Swing Line Lender (which shall not be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person or (D) to any Person that, through its Lending Offices or fronting or other arrangements reasonably acceptable to the Company and the Administrative Agent, is incapable of lending in all Alternative Currencies at the time that such Person is to become a Revolving Lender, is incapable of lending to any of the Borrowers at the time that such Person is to become a Lender or is incapable of lending to any of the relevant Borrowers at

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the time that such Person is to become a Lender without the imposition of any additional Indemnified Taxes.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes

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of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent

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(in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America (through itself or through one of its designated Affiliates or branch offices) may, upon thirty days’ notice to the Borrowers, resign as L/C Issuer and Swing Line Lender. In the event of any such resignation, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer and Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer and Swing Line Lender. If Bank of America (through itself or through one of its designated Affiliates or branch offices) resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America (through itself or through one of its designated Affiliates or branch offices) resigns as Swing Line Lender, it shall retain all rights, powers, privileges and duties of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(f). Upon the appointment of a successor L/C Issuer or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(g)    Disqualified Institutions.
(i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation, shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)    If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, the Company may, at its sole expense and effort, upon

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notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of any portion of the outstanding Term Loan held by Disqualified Institutions, prepay such portion of the Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such portion of the Term Loan, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Credit Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Credit Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Credit Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrowers shall not use the proceeds from any Revolving Loans to prepay the portion of the Term Loan held by Disqualified Institutions.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

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11.07    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08    Set-off. Subject to Section 5.04 and following the expiry of the Certain Funds Period, if an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any

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and all of the obligations of any Borrower or such Loan Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the L/C Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan

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or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the applicable Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13    Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Non-Extending Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower or applicable Designated Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of any such assignment resulting from a Non-Consenting Lender’s or a Non-Extending Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender or such Non-Extending Lender, as applicable, to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender or such Non-Extending Lender and the mandatory assignment of such Non-Consenting Lender’s or such Non-Extending Lender’s, as applicable, Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender or such Non-Extending Lender, as applicable, of an Assignment and Assumption.

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A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH OF THE BORROWERS AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH OF THE BORROWERS AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

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11.15    Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16    Electronic Execution. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Credit Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
11.17    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.18    No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, and the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders on the other hand, (ii) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent, the Joint Lead Arrangers and

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each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for such Borrower or any of its Affiliates or any other Person and (ii) none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases, any claims that it may have against the Administrative Agent, any of the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
11.20    Certain Representations of the Joint Lead Arrangers and the Lenders. Each Lender which is an original signatory hereto as at the date of this Agreement hereby represents and warrants to the Borrowers as of the date of this Agreement that (a) it received a letter from the Company dated September 27, 2017 inviting it to become a lender under this Agreement and (b) at the time it received that letter it was carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets. Each of the Joint Lead Arrangers and the Lenders agrees to provide to the Borrowers, upon the reasonable request of any of the Borrowers (and at the cost of the requesting Borrower), factual information about such Joint Lead Arranger or such Lender, as applicable, or take such other action as any of the Borrowers reasonably requires, as such Borrower considers reasonably necessary to demonstrate that the exemption from Australian interest withholding tax under Section 128F of the Tax Act has been complied with in relation to this Agreement other than where to do so would, in the opinion of such Joint Lead Arranger or such Lender, as applicable, involve a breach of law, regulation or duty of confidentiality owed to any person.
11.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding

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among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
11.22    Amendment and Restatement. The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement, (b) all Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall be deemed to be Obligations outstanding hereunder and this Agreement shall not constitute a novation of such Obligations or any of the rights, duties and obligations of the parties hereunder and (c) all references in the other Credit Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Facility Agreement. All revolving loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date shall, as of the Closing Date, be deemed to be a borrowing of  Revolving Loans in an equivalent amount and with the same Interest Period (to the extent applicable for Eurocurrency Rate Loans) hereunder as of the Closing Date and in connection therewith, the Administrative Agent, the Borrowers and the Lenders hereby acknowledge and agree that the revolving commitments in effect under the Existing Credit Agreement immediately prior to the Closing Date have been reallocated to the Revolving Commitments set forth on Schedule 2.01 and the revolving loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date have been reallocated as necessary to give effect to the Revolving Commitments, and such reallocations shall be effective on the Closing Date and do not require any Assignment and Assumption or any other action of any Person.
11.23    Waiver of Notice Period and Breakage Costs. Each Lender that is a party to the Existing Credit Agreement waives (a) the notice period required under the Existing Credit Agreement for the submission of a notice of repayment of the loans outstanding under the Existing Credit Agreement on the Closing Date and (b) its right to receive compensation under Section 3.05 of the Existing Credit Agreement in connection with the repayment of the loans outstanding under the Existing Credit Agreement on the Closing Date.
[SIGNATURE PAGES FOLLOW]
IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Syndicated Facility Agreement to be duly executed as of the date first above written.

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BORROWERS:                GENUINE PARTS COMPANY, a Georgia corporation

By: /s/ Charles A. Chesnutt
Name: Charles A. Chesnutt
Title: Senior Vice President and Treasurer

UAP INC.,
a company constituted under the laws of Quebec

By: /s/ Charles A. Chesnutt
Name: Charles A. Chesnutt
Title: Treasurer

DESIGNATED BORROWERS:        GPC ASIA PACIFIC PTY LTD,
an Australian proprietary company limited by shares registered under the laws of the State of Victoria

By: /s/ Julian A. Buckley
Name:    Julian A. Buckley
Title: Director

By: /s/ Rob Cameron
Name: Rob Cameron
Title: Director

GPC ASIA PACIFIC LIMITED,
a New Zealand proprietary company limited by shares registered under the laws of New Zealand

By: /s/ Julian A. Buckley
Name:    Julian A. Buckley
Title: Director

By: /s/ Rob Cameron
Name: Rob Cameron
Title: Director

GPC ASIA PACIFIC GROUP PTY LTD,
an Australian proprietary company limited by shares registered under the laws of the State of Victoria

By: /s/ Julian A. Buckley
Name:    Julian A. Buckley
Title: Director

By: /s/ Rob Cameron
Name: Rob Cameron
Title: Director

GPC ASIA PACIFIC ACQUISITION CO PTY LTD,
an Australian proprietary company limited by shares registered under the laws of the State of Victoria

By: /s/ Julian A. Buckley
Name:    Julian A. Buckley
Title: Director

By: /s/ Rob Cameron
Name: Rob Cameron
Title: Director

GPC ASIA PACIFIC HOLDINGS PTY LTD.,
an Australian proprietary company limited by shares registered under the laws of the State of Victoria

By: /s/ Julian A. Buckley
Name:    Julian A. Buckley
Title: Director

By: /s/ Rob Cameron
Name: Rob Cameron
Title: Director

ADMINISTRATIVE AGENT:        BANK OF AMERICA, N.A., as Administrative Agent

By:/s/ Anthea Del Bianco
Name: Anthea Del Bianco
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, Domestic Swing Line Lender and L/C Issuer

By:/s/ Mary K. Giermek
Name: Mary K. Giermek
Title: Senior Vice President

BANK OF AMERICA, N.A., acting through its Canada branch,
as Canadian Swing Line Lender and Canadian L/C Issuer

By:/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

BANK OF AMERICA, N.A., acting through its Australia branch, as Australian Swing Line Lender

By:/s/ Michael Senyard
Name: Michael Senyard
Title: Director

SUNTRUST BANK, as a Lender

By:/s/ David Ernst
Name: David Ernst
Title: Vice President

WELLS FARGO BANK, N.A., as a Lender

By:/s/ William Nixon
Name: William Nixon
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:/s/ John A. Horst
Name: John A. Horst
Title: Executive Director

TORONTO DOMINION (TEXAS) LLC, as a Lender

By:/s/ Pradeep Mehra
Name: Pradeep Mehra
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:/s/ Conan Schleicher
Name: Conan Schleicher
Title: Senior Vice President

AUSTRALIA AND NEW ZEALAND BANKING
GROUP LIMITED, as a Lender

By:/s/ Robert Grillo
Name: Robert Grillo
Title: Director

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:/s/ Sean Miller
Name: Sean Miller
Title:Vice President

NATIONAL AUSTRALIA BANK LIMITED, as a Lender

By:/s/ Michael Peterson
Name: Michael Peterson
Title: Associate Director

THE NORTHERN TRUST COMPANY, as a Lender

By:/s/ Joshua Metcalf
Name: Joshua Metcalf
Title: 2VP

SANTANDER BANK, N.A., as a Lender

By:/s/ Andres Barbosa
Name: Andres Barbosa
Title: Executive Director

SYNOVUS BANK, as a Lender

By:/s/ Blake Gober
Name: Blake Gober
Title: Corporate Banker

FIRST TENNESSEE BANK, N.A., as a Lender

By:/s/ Terrence J Dolch
Name: Terrence J Dolch
Title: Senior Vice President

BMO HARRIS BANK, N.A., as a Lender

By:/s/ William Thomson
Name: William Thomson
Title: Director

BANK OF MONTREAL, as a Lender

By:/s/ Helen Alvarez-Hernandez
Name: Helen Alvarez-Hernandez
Title: Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:/s/ Devin Moore
Name: Devin Moore
Title: Vice President

CITIZENS BANK, N.A., as a Lender

By:/s/ Jonathan Gault
Name: Jonathan Gault
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:/s/ Robb Hoover
Name: Robb Hoover
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:/s/ Katie Cunningham
Name: Katie Cunningham
Title: Vice President

NATIONAL WESTMINISTER BANK PLC, as a Lender

By:/s/ Jonathan Eady
Name: Jonathan Eady
Title: Vice President

COMMERZBANK AG, NEW YORK BRANCH, as a Lender

By:/s/ Pedro Bell
Name: Pedro Bell
Title: Director

COMMERZBANK AG, NEW YORK BRANCH, as a Lender

By:/s/ Dennis Guenther
Name: Dennis Guenther
Title: Vice President

EXECUTED AS OF THE DATE OF THIS AGREEMENT SOLELY IN CONNECTION WITH THE REPRESENTATION MADE IN SECTION 11.20 OF THIS AGREEMENT AND FOR NO OTHER PURPOSE:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, in its capacity as a Joint Lead Arranger

By:/s/ Britt Canady
Name: Britt Canady
Title: Managing Director

JPMORGAN CHASE BANK, N.A.,
in its capacity as a Joint Lead Arranger

By:/s/ John A. Horst
Name: John A Horst
Title: Executive Director

SUNTRUST ROBINSON HUMPHREY, INC.,
in its capacity as a Joint Lead Arranger

By:/s/ Frank Tantillo
Name: Frank Tantillo
Title: Managing Director

WELLS FARGO SECURITIES, LLC,
in its capacity as a Joint Lead Arranger

By:/s/ Corey Clamp
Name: Corey Clamp
Title: Vice President